UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material pursuant to §240.14a-12
GREAT WOLF RESORTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 6, 2011

We cordially invite you to attend our annual meeting of stockholders to be held at the Hilton Chicago O’Hare Airport, Chicago, Illinois, on Monday, June 6, 2011 at 4:00 p.m., Central Time. At this meeting, you and our other stockholders will be able to vote on the following:

1. The election of all six directors to serve on our Board of Directors until our annual meeting of stockholders in 2012, or until their successors have been duly elected and qualified;

2. The ratification of the appointment of Grant Thornton LLP as independent auditors of Great Wolf Resorts, Inc. for the fiscal year ending December 31, 2011;

3. An advisory vote on the company’s executive compensation;

4. An advisory vote on the frequency of stockholder advisory votes on the company’s executive compensation; and

5. Any other business that may properly come before our annual meeting, including any adjournments or postponements of our annual meeting.

Only stockholders of record at the close of business on Friday, April 8, 2011 will be entitled to vote at our annual meeting or any adjournment of our annual meeting.

All company stockholders are cordially invited to attend the meeting in person. Your vote is very important. Whether or not you attend the meeting, please take the time to vote your shares by promptly completing, signing, dating and mailing the proxy card in the postage-paid envelope provided. You retain the right to revoke the proxy at any time before it is actually voted by delivering notice of such revocation to the Secretary of the company at the annual meeting or by filing with the Secretary of the company either notice of revocation or a duly executed proxy bearing a later date.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 6, 2011.

Our proxy statement and the proxy card for our 2011 Annual Meeting of Stockholders are available on our Web site at www.greatwolf.com. Information on our Web site, other than this proxy statement and the proxy card, is not a part of this proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS:

JAMES A. CALDER, Secretary

Madison, Wisconsin
April 20, 2011

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 6, 2011

GENERAL INFORMATION

Our Board of Directors is soliciting your proxy for use at our annual meeting of stockholders to be held at the Hilton Chicago O’Hare Airport, Chicago, Illinois, on Monday, June 6, 2011 at 4:00 p.m., Central Time, and at any adjournments of our annual meeting. You are invited to attend our annual meeting and vote your shares directly. Even if you do not attend, however, you may vote by proxy, which allows you to instruct another person to vote your shares on your behalf at our annual meeting. For this purpose, we enclose one blank proxy card for your use.

The mailing address of our principal executive offices is 525 Junction Road, Suite 6000 South, Madison, Wisconsin 53717.

This proxy statement and the accompanying proxy card and Notice of Annual Meeting are being mailed to our stockholders on or about April 22, 2011.

Purposes of Our Annual Meeting

The purposes of our annual meeting are (1) to elect six directors to serve on our Board of Directors, (2) to ratify the appointment of Grant Thornton LLP as independent auditors of Great Wolf Resorts, Inc. for the fiscal year ending December 31, 2011, (3) to provide an advisory vote on the company’s executive compensation, (4) to provide an advisory vote on the frequency of stockholder advisory votes on the company’s executive compensation, and (5) to transact any other business that may properly come before our annual meeting and any adjournments of our annual meeting. We know of no matters, other than the election of directors, ratification of the appointment of our auditors, advisory vote on executive compensation and advisory vote on the frequency of stockholder advisory votes on executive compensation to be brought before our annual meeting.

This Proxy Solicitation

There are two parts to this proxy solicitation: the proxy card and this proxy statement. The proxy card is the means by which you actually authorize another person to vote your shares in accordance with your instructions. This proxy statement provides you information that you may find useful in deciding how to vote.

Proxies are being solicited by and on behalf of our Board of Directors, and the solicitation of proxies is being made primarily by the use of the mails. We will bear the cost of preparing and mailing this proxy statement and the accompanying material and the cost of any supplementary solicitations which may be made by mail, telephone or personally by our officers and employees, who will not be additionally compensated for their activities. We have retained Registrar and Transfer Company to provide administrative and record-keeping assistance in the solicitation of proxies.

No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, you should not rely on that information or representation as having been authorized by us. This proxy statement does not constitute the solicitation of a proxy, in any jurisdiction, from anyone to whom it is unlawful to make such proxy solicitation in that jurisdiction. The delivery of this proxy statement shall not, under any circumstances, imply that there has been no change in the information set forth since the date of this proxy statement.

VOTING

Record Date for Our Annual Meeting; Who Can Vote at Our Annual Meeting

Our Board of Directors has fixed the close of business on Friday, April 8, 2011, as the record date for determining which of our stockholders are entitled to receive notice of, and to vote at, our annual meeting. You will be entitled to notice of, and to vote at, our annual meeting and any adjournments of our annual meeting, only if you were a stockholder of record at the close of business on the record date. At the close of business on our record date of April 8, 2011, we had issued and outstanding 32,320,045 shares of our common stock, which are entitled to vote at our annual meeting. See “Required Votes.”

How to Vote Your Shares and How to Revoke Your Proxy

How to Vote.  You may vote your shares at our annual meeting in person, or if you cannot attend our annual meeting in person or you wish to have your shares voted by proxy even if you do attend our annual meeting, you may vote by duly authorized proxy. To vote in person, you must attend the annual meeting and obtain and submit a ballot, which will be provided at the meeting. To vote by proxy, you must complete and return the enclosed proxy card.

By completing and returning the proxy card and by following the specific instructions on the card, you will direct the designated persons (known as “proxies”) to vote your shares at our annual meeting in accordance with your instructions. Our Board of Directors has appointed James A. Calder and Alexander P. Lombardo to serve as the proxies for our annual meeting.

Your proxy card will be valid only if you sign, date and return it before our annual meeting. If you complete the entire proxy, then the designated proxies will vote your shares “FOR” the election of the six nominees for directors or will withhold your vote for one or more nominees if you so specify. If a nominee for election to our Board of Directors is unable to serve — which we do not anticipate — or if any other matters are properly raised at the annual meeting, then either Messrs. Calder or Lombardo as the designated proxies will vote your shares in accordance with his best judgment.

Even if you plan to attend our annual meeting, we ask you to vote, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in the name of a broker or other intermediary, you may vote and revoke a previously submitted vote only through, and in accordance with, procedures established by the record holder(s) or their agent(s).

How to Revoke a Proxy.  If you have already returned your proxy to us, you may revoke your proxy at any time before it is exercised at our annual meeting by any of the following actions:

•	by notifying our Secretary in writing at or before the annual meeting that you would like to revoke your proxy,

•	by completing a proxy with a later date and by returning it to us at or before the annual meeting, or

•	by attending our annual meeting and voting in person. (Note, however, that your attendance at our annual meeting, by itself, will not revoke a proxy you have already returned to us; you must also vote your shares in-person at our annual meeting to revoke an earlier proxy.)

If you choose either of the first two means to revoke your proxy, you must submit either your notice of revocation or your new proxy card by mail to us at our principal executive offices located at 525 Junction Road, Madison, Wisconsin 53717, Attention: Corporate Secretary.

Required Votes

Voting Rights.  You are entitled to one vote for each share of our common stock that you hold. Cumulative voting of our shares is not allowed.

Quorum Requirements.  Under Delaware law and our bylaws, a majority of votes entitled to be cast at the annual meeting, represented in person at the annual meeting or by proxy, will constitute a quorum for the consideration of the election of the nominees for directors and for each matter to properly come before our annual meeting.

Vote Required.  For election of directors, the six nominees receiving the highest number of affirmative votes will be elected as directors. This number is called a plurality. For all other matters, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote is required.

Abstentions and Broker Non-Votes.  Abstentions will not be counted “for” or “against” proposals, but will be counted for the purpose of determining the existence of a quorum.

Under applicable rules of the NASDAQ Global Market (the exchange on which our common stock is traded), or NASDAQ, brokers holding shares for beneficial owners in nominee or “street name” must vote those shares according to the specific instructions they receive from the beneficial owners. If you do not provide your broker with specific instructions regarding how to vote your shares, your broker still has authority to vote your shares on certain “routine” matters. Under NASDAQ’s rules, however, brokers do not have discretionary voting power on non-routine matters. In these cases, if no specific voting instructions are provided by the beneficial owner, the broker may not vote on non-routine proposals. This results in what is known as a “broker non-vote.” “Broker non-votes” will not be counted “for” or “against” a proposal, but will be counted only for the purpose of determining the existence of a quorum.

The election of directors is no longer a “routine” matter. Specific instructions from beneficial owners are required under SEC rules, otherwise “broker non-votes” will arise in the context of voting for the nominees for directors.

If you do not vote your shares, your brokerage firm may either (1) vote your shares on routine matters, if any, or (2) leave your shares unvoted.

To be certain that your shares are voted at our annual meeting, we encourage you to provide instructions to your brokerage firm by signing and returning the enclosed proxy card.

PROPOSAL 1 — ELECTION OF DIRECTORS

Board of Director Nominees

At our annual meeting, our stockholders will vote on the election of six directors.

Our Nominating and Corporate Governance Committee has recommended to our Board of Directors as nominees, and our Board of Directors has nominated, Joseph Vittoria, Kim Schaefer, Elan Blutinger, Randy Churchey, Edward Rensi and Howard Silver for election to our Board of Directors. If elected, all of these individuals will serve as directors for a one-year term that will expire at our annual meeting of stockholders in 2012, or when their successors are duly elected and qualified. You will find below a brief biography of each nominee. See also “Ownership of Our Common Stock” on page 12 for information on their holdings of our common stock.

The Nominating and Corporate Governance Committee seeks directors with established strong professional reputations and experience in areas relevant to the company’s strategy and operations. Also, the Nominating and Corporate Governance Committee believes that each of the nominees has other key attributes that are important to an effective Board of Directors: integrity, candor, analytical skills, the willingness to engage management and each other in a constructive and collaborative fashion, and the ability and commitment to devote significant time and energy to service on the Board of Directors and its committees. The Nominating and Corporate Governance Committee takes into account diversity considerations in determining the composition of the Board of Directors and believes that, as a group, the nominees for the Board of Directors bring a diverse range of perspectives to the Board of Directors’ deliberations.

In addition to the above, the Nominating and Corporate Governance Committee also considered the specific experience described in the biographical details that follow in determining to nominate the individuals set forth below for election as directors.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH NOMINEE FOR DIRECTOR.

Experience of Nominees for Election as Directors (Terms to Expire 2012)

JOSEPH V. VITTORIA, age 75	Mr. Vittoria has served as Chairman of the Board and a director of our company since 2006. Mr. Vittoria is the retired chairman and chief executive officer of Travel Services International, a company he founded and took public in July 1997 and later sold to a large British tour operator. In 1982, he joined Avis, Inc., as chief operating officer, and later was named chairman and chief executive officer. His success at Avis led to his selection as the salaried and management representative to the board of United Airlines in 1994 when it created its ESOP. He now is chairman and CEO of Puradyn Filter Technologies, Inc., a public company, and chairman of Greenjets Incorporated. Active in community-enhancement programs, Mr. Vittoria served as a director of the National Crime Prevention Counsel in Washington, D.C. He later served on President Reagan’s Child Safety Partnership in recognition of his efforts on behalf of missing children. He also is a former member of the board of directors of the National Center for Disability Services. A 40-year travel industry veteran, Mr. Vittoria was elected to the Travel Industry Association Hall of Leaders in 2000. He holds a B.S. in civil engineering from Yale University and an M.B.A. from Columbia University. Mr. Vittoria currently serves as one of our independent directors and as a member of our Audit, Compensation and Nominating and Corporate Governance Committees.

The Nominating and Corporate Governance Committee concluded that Mr. Vittoria should continue to serve as a director, in part, because of his extensive experience in the travel industry.

Committees: Audit; Compensation; Nominating and Corporate Governance

KIMBERLY K. SCHAEFER, age 45	Ms. Schaefer has served as our Chief Executive Officer since January 2009, and was elected to our Board of Directors in February 2009. She previously served as our Chief Operating Officer since 2005, and also our Chief Brand Officer since we commenced operations in 2004. From 1997 until completion of the our initial public offering in 2004, Ms. Schaefer served as Senior Vice President of Operations of The Great Lakes Companies, Inc., our predecessor company, and its predecessor companies. At Great Lakes, Ms. Schaefer was involved in site selection and brand development and oversaw all resort operations. Ms. Schaefer has over 20 years of hospitality experience and holds a Bachelor of Science degree in Accounting from Edgewood College in Madison, Wisconsin. Ms. Schaefer sits on the advisory board for Edgewood College Business School. Ms. Schaefer is a certified public accountant.

The Nominating and Corporate Governance Committee concluded that Ms. Schaefer should continue to serve as a director, in part, because of her previous experience in operations and as chief executive of the company and the knowledge she has acquired from years of involvement with the company since its inception.

Committees: None

ELAN BLUTINGER, age 55	Mr. Blutinger has been a managing director of Alpine Consolidated, LLC, a merchant bank specializing in consolidating fragmented industries, since 1996. He serves as a director of AudioNow and Vacanza Technology. Mr. Blutinger served as a director of Hotels.com, a public company, from 2001 to 2003. He was a founder and director of Resortquest International, a public company, from 1997 to 2003, a founder and director of Travel Services International, a public company, from 1996 to 2001, and a director of Online Travel Services (UK), a public company, from 2000 to 2004, and founder of VRGateway in 2007. Mr. Blutinger chairs the board of trustees of the Washington International School in Washington, D.C. He holds B.A. and J.D. degrees from American University and an M.A. degree from the University of California at Berkeley. Mr. Blutinger currently serves as one of our independent directors and as chair of our Nominating and Corporate Governance Committee. Mr. Blutinger has been a director of our company since 2004.

The Nominating and Corporate Governance Committee concluded that Mr. Blutinger should continue to serve as a director, in part, because of his extensive experience in the travel industry and his knowledge of corporate governance.

Committees: Nominating and Corporate Governance (Chairman)

RANDY L. CHURCHEY, age 50	Mr. Churchey was Interim Chief Executive Office of our company from May 2008 until December 2008. He has continued his responsibilities as one of our directors, and has served in this capacity since we commenced operations in 2004. In January 2010, Mr. Churchey became president, CEO and a director of Education Realty Trust, a public company. Mr. Churchey is also co-chairman of the board of MCR Development, LLC, a private hotel construction and management company. He was president and chief executive officer of Golden Gate National Senior Care (the successor to Beverly Enterprises), the second largest long-term care company in the United States, from March 2006 to September 2007. Mr. Churchey served as president and chief operating officer of RFS Hotel Investors, Inc., a public company, from 1999 to 2003. Mr. Churchey also served as a director of RFS from 2000 through 2003. From 1997 to 1999, he was senior vice president and chief financial officer of FelCor Lodging Trust, Inc., a public company. For nearly 15 years prior to joining FelCor, Mr. Churchey held various positions in the audit practice of Coopers & Lybrand, LLP. Mr. Churchey holds a B.S. degree in accounting from the University of Alabama and is a certified public accountant. He currently serves as one of our independent directors, as chair of our Compensation Committee, and as a member of our Audit Committee. Mr. Churchey has been a director of our company since 2004.

The Nominating and Corporate Governance Committee concluded that Mr. Churchey should continue to serve as a director, in part, because of his extensive experience in the real estate and hospitality industries, his understanding of corporate finance, and his prior experience as the company’s Interim Chief Executive Officer.

Committees: Audit; Compensation (Chairman)

EDWARD H. RENSI, age 66	Mr. Rensi spent 33 years at McDonald’s, where he rose from grill man up through the management ranks to positions of increasing scope and responsibility, as regional vice president, senior vice president-operations and training, senior executive vice president, chief operating officer of McDonald’s World Wide, and, from 1984 to 1998, president and CEO of McDonald’s USA. Following his retirement from McDonald’s in 1998, Mr. Rensi began a second career as chairman and CEO of Team Rensi Motorsports. Mr. Rensi has been actively involved in numerous charity initiatives throughout his career. In 1998, President Reagan honored Rensi with the President’s Volunteer Award, which recognized his body of charitable work, including co-founding the world-famous Ronald McDonald House and serving as chairman of the Ronald McDonald Children’s Charities. Mr. Rensi’s volunteer work for numerous educational charities was cited in 1997 when he was chosen Italian-American Man of the Year. Mr. Rensi graduated from The Ohio State University with a degree in business education. He serves on the boards of directors of Snap On Tools and International Speedway Corporation, both public companies. He also serves on the compensation committees for the ISC and Snap On boards. Mr. Rensi currently serves as one of our independent directors and a member of our Compensation and Nominating and Corporate Governance Committees. Mr. Rensi has been a director of our company since 2006.

The Nominating and Corporate Governance Committee concluded that Mr. Rensi should continue to serve as a director, in part, because of his extensive experience in operations with consumer-oriented companies and brands.

Committees: Compensation; Nominating and Corporate Governance

HOWARD A. SILVER, age 56	Mr. Silver was the president and chief executive officer of Equity Inns, Inc., a public company, until its sale to Whitehall Global Real Estate Funds in 2007. He joined Equity Inns in 1994 and served in various capacities including: executive vice president of finance, secretary, treasurer, chief financial officer and chief operating officer. Mr. Silver is a certified public accountant. He is a director of Capital Lease Funding, Inc., a public company, and serves on its audit committee as chairman, as well as serving on the nomination and investment committees and is also lead independent director. Mr. Silver is also a director of Education Realty Trust, a public company, and serves on its compensation and nominating and corporate governance committees. He currently serves as one of our independent directors and as chair of our Audit Committee. Mr. Silver has been a director of our company since 2004.

The Nominating and Corporate Governance Committee concluded that Mr. Silver should continue to serve as a director, in part, because of his extensive experience in the real estate and hospitality industries and his understanding of corporate finance.

Committees: Audit (Chairman)
If any nominee becomes unavailable or unwilling to serve as a director for any reason, the persons named as proxies on the proxy card are expected to consult with our management in voting the shares represented by them and will vote in favor of any substitute nominee or nominees approved by our Board of Directors. Our Board of Directors has no reason to doubt the availability of any of the nominees for director. Each of the nominees has expressed his or her willingness to serve as a director if elected by our stockholders at our annual meeting.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors, upon the recommendation of the Audit committee, has appointed the firm of Grant Thornton LLP (“GT”) as independent auditors to audit our financial statements for the year ending December 31, 2011, and has further directed that management submit the selection of independent public accountants for certification by the stockholders at the annual meeting. Representatives of GT are expected to be available during the annual meeting to respond to stockholders’ questions and to make a statement should they desire to do so.

Stockholder ratification of the selection of GT as our independent auditors is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the selection of GT to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board of Directors and the Audit Committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of the company and its stockholders.

The ratification of the appointment of GT as independent public accountants requires the approval of a majority of the votes cast by holders of our shares. Shares may be voted for or withheld from this matter. Shares that are withheld and broker non-votes will have no effect on this matter because ratification of the appointment of GT requires a majority of the shares cast.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT AUDITORS FOR GREAT WOLF RESORTS, INC.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking stockholders to approve an advisory resolution on the company’s executive compensation as reported in this proxy statement. As described below in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to be competitive and governed by pay-for-performance principles. We emphasize compensation opportunities that reward results. Our use of stock-based incentives reinforces the alignment of the interests of our executive officers with those of our long-term stockholders. In doing so, our executive compensation program supports our strategic objectives.

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 15 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative appearing on pages 32 through 44, which provide detailed information on the compensation of our named executives. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executives reported in this proxy statement has supported and contributed to the company’s success.

In accordance with recently adopted Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking stockholders to approve the following advisory resolution at the 2011 Annual Meeting of Stockholders:

RESOLVED, that the stockholders of Great Wolf Resorts, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussions in the Proxy Statement for the Company’s 2011 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on our Board of Directors. Although non-binding, our Board of Directors and our Compensation Committee will review and consider the voting results when evaluating our executive compensation program.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

PROPOSAL 4 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In Proposal 3 above, we are asking stockholders to vote on an advisory resolution on executive compensation. Pursuant to recently adopted Section 14A of the Exchange Act, in this Proposal 4 we are asking stockholders to vote on whether future advisory votes on executive compensation should occur every year, every two years or every three years. We will be required, not less frequently than once every six years, to provide a separate stockholder advisory vote on the frequency of the advisory votes on executive compensation.

Our Board of Directors values the opinions of the company’s stockholders. The Board of Directors has determined that an advisory vote on executive compensation held every year would best enable stockholders to express timely their views on the company’s executive compensation program and enable the Board of Directors and the Compensation Committee to determine current stockholder sentiment and take such sentiment into account when evaluating executive pay.

We understand that our stockholders may have different views as to what is an appropriate frequency for advisory votes on executive compensation, and we will carefully review the voting results. Stockholders will be able to specify one of four choices for this proposal on the proxy card: 1 year, 2 years, 3 years or abstain. This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR A FREQUENCY OF EVERY YEAR FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION, BEGINNING WITH THE 2012 ANNUAL MEETING OF STOCKHOLDERS.

OUR BOARD OF DIRECTORS

Each director serves a one-year term and is subject to annual re-election. Our Board of Directors nominees consist of six directors, five of whom are independent as determined by our Board of Directors under the rules promulgated by the Securities and Exchange Commission, or SEC, and NASDAQ listing standards. At our annual meeting, as discussed above, our stockholders will vote on the six nominees for director.

Board of Directors Leadership Structure

The company’s Chief Executive Officer is a member of the Board of Directors; however, the Board’s governance structure currently separates the roles of Chief Executive Officer and Chairman of the Board. The Board of Directors serves a vital role in the oversight of the company’s management team, and believes that the Board of Directors is more effective in that role when led by an independent Chairman. The Board of Directors also believes this structure allows the Chief Executive Officer to focus more on managing the company’s business operations while the Chairman leads the Board of Directors in fulfilling its corporate governance and oversight responsibilities while remaining independent of daily operations.

Board of Directors Role in Risk Oversight

The company’s management is responsible for the day-to-day management of risks that the company faces, and the Board of Directors is responsible for the oversight of management’s risk management processes. As part of fulfilling its oversight responsibilities in relation to the risk management process of the company, the Board of Directors is responsible for overseeing management’s identification of and planning for the material risks, including credit, liquidity, and operational risks, that are derived from the company’s business activities.

The Board’s committees assist the Board of Directors in fulfilling its oversight responsibilities for certain risks. The Audit Committee assists the Board of Directors by providing oversight of the management of risks in the specific areas of financial reporting, internal control, and compliance with legal and regulatory requirements. The Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities for the management of risks arising from the company’s compensation policies. The Nominating and Corporate Governance Committee assists the Board of Directors in fulfilling its oversight responsibilities for the management of risks related to Board of Directors membership, structure, and succession.

The Board of Directors also believes that full and open communication with management is essential for effective risk management oversight. Senior management members attend Board of Directors and committee meetings and provide presentations on business operations, financial results, and strategic matters.

CORPORATE GOVERNANCE

Independence of Our Board of Directors

Rules promulgated by the SEC and the listing standards of NASDAQ require that a majority of our directors be independent directors. Our Board of Directors has adopted as categorical standards NASDAQ independence standards to provide a baseline for determining independence. Under these criteria, our Board of Directors has determined that the following members of our Board of Directors are independent: Messrs. Vittoria, Blutinger, Churchey, Rensi and Silver.

Committees and Meetings of Our Board of Directors

Board Meetings.  We operate under the general management of our Board of Directors as required by our bylaws and the laws of Delaware, our state of incorporation. Our Board of Directors held five meetings during 2010. Each director nominated for election here in 2010 attended at least 92% of the total number of those meetings of the Board of Directors and of any committee of which he was a member. While our Board of Directors has not adopted a mandatory attendance policy for our annual meetings, directors are encouraged to attend. In 2010, all of our current directors attended our annual meeting.

Executive Sessions of Our Non-Management Directors.  The non-management directors of our Board of Directors met in regularly scheduled executive sessions that excluded members of the management team at every Board of Directors meeting held in 2010. At each meeting, the non-management directors determined who presided over the meeting’s agenda and related discussion topics. Stockholders and other interested persons may contact our non-management directors in writing by mail c/o Great Wolf Resorts, Inc., 525 Junction Road, Suite 6000 South, Madison, Wisconsin 53717, Attn: Non-Management Directors. All such letters will be forwarded to our non-management directors.

Audit Committee.  Our Board of Directors has established an Audit Committee, currently consisting of Messrs. Churchey, Silver and Vittoria, with Mr. Silver serving as its chairman. Our Board of Directors has determined that each of the Audit Committee members is independent, as that term is defined under the enhanced independence standards for audit committee members in the Exchange Act and rules thereunder, as amended, and under the listing standards of NASDAQ. Our Board of Directors has also determined that Mr. Silver is an “audit committee financial expert” within the meaning of SEC rules. Our Audit Committee operates under a written charter adopted by our Board of Directors. A copy of this charter is available on our Web site under “Investor Relations” at greatwolf.com. Among other duties, this committee:

•	reviews and discusses with management and our independent registered public accounting firm our financial reports, financial statements and other financial information;

•	makes decisions concerning the appointment, retention, compensation, evaluation and dismissal of our independent registered public accounting firm;

•	reviews with our independent registered public accounting firm the scope and results of the audit engagement;

•	approves all professional services provided by our independent registered public accounting firm;

•	reviews the experience, performance and independence of our independent registered public accounting firm;

•	considers appropriateness of the audit and non-audit fees;

•	reviews the adequacy of our internal accounting and financial controls; and

•	reviews any significant disagreements among the company’s management and our independent registered public accounting firm in connection with preparation of our company’s financial statements.

Our Audit Committee met six times in 2010. For more information, please see “Report of our Audit Committee” on page 42.

Compensation Committee.  Our Board of Directors has also established a Compensation Committee, currently consisting of Messrs. Churchey, Rensi and Vittoria, with Mr. Churchey serving as its chairman. During 2010, the committee consisted of Messrs. Rensi, Silver and Vittoria, with Mr. Rensi serving as its chairman. Our Board of Directors has determined that each of the Compensation Committee members is independent, as that term is defined by NASDAQ. The Compensation Committee operates under a written charter adopted by our Board of Directors. A copy of this charter is available on our Web site under “Investor Relations” at greatwolf.com. Among other duties, this committee:

•	determines compensation for our executive officers’ and Board members;

•	establishes salaries of and awards of performance-based bonuses to our executive officers; and

•	determines awards of equity instruments to our officers and employees.

The Compensation Committee met six times in 2010. For more information, please see “Report of the Compensation Committee” on page 15.

Nominating and Corporate Governance Committee.  Our Board of Directors has also established a Nominating and Corporate Governance Committee, currently consisting of Messrs. Blutinger, Rensi and Vittoria, with Mr. Blutinger serving as its chairman. During 2010, the committee consisted of Messrs. Blutinger, Churchey and Vittoria, with Mr. Blutinger serving as it chairman. Our Board of Directors has determined that each of the Nominating and Corporate Governance Committee members is independent, as that term is defined by NASDAQ. The Nominating and Corporate Governance Committee operates under a written charter adopted by our Board of Directors. A copy of this charter is available on our Web site under “Investor Relations” at greatwolf.com. Among other duties, this committee:

•	identifies, selects, evaluates and recommends to our candidates for service on our Board of Directors;

•	oversees the composition of our Board of Directors and its committees and makes recommendations to our Board of Directors for appropriate changes;

•	advises and makes recommendations to our Board of Directors on matters concerning corporate governance; and

•	oversees an annual self-evaluation of our Board of Directors.

The Nominating and Corporate Governance Committee met two times in 2010.

The Nominating and Corporate Governance Committee has established a mandatory director education program, adopted a policy that our governance practices will meet or exceed those required by NASDAQ, developed a process for CEO evaluation, and assisted in self-evaluations of the Board of Directors and each of its Committees. The Nominating and Corporate Governance Committee also has instituted an annual review of the charters of each of the committees of the Board of Directors to ensure that each reflects best practices.

Other Committees.  From time to time, our Board of Directors may form other committees as circumstances warrant. Those committees will have such authority and responsibility as delegated to them by our Board of Directors and consistent with Delaware law.

Availability of Corporate Governance Materials.  Stockholders may view our corporate governance materials, including the charters of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee, and our Code of Business Conduct and Ethics, on our Web site under “Investor Relations” at greatwolf.com.

Director Nominations

Nominating and Corporate Governance Committee.  Our Nominating and Corporate Governance Committee performs the functions of a nominating committee. The Nominating and Corporate Governance Committee Charter describes the committee’s responsibilities, including identifying, screening and recommending director candidates for nomination by our Board of Directors.

Director Candidate Recommendations and Nominations by Stockholders.  The committee will consider director candidate recommendations by stockholders. Stockholders should submit any such recommendations for the consideration of our Nominating and Corporate Governance Committee through the method described under “Communications With Our Board” below. In addition, any stockholder of record entitled to vote for the election of directors at the applicable meeting of stockholders may nominate persons for election to the Board of Directors if such stockholder complies with the notice procedures summarized in “Stockholder Proposals for Our 2012 Proxy Materials or Annual Meeting” below.

Process For Identifying and Evaluating Director Candidates.  The Nominating and Corporate Governance Committee evaluates any candidate’s qualifications to serve as a member of the Board of Directors based on the skills and characteristics of individual Board of Directors members, the projected long-term oversight, strategic, financial and industry needs of the company, as well as the composition of the Board of Directors as a whole. Directors are also considered in light of their past history and actual experience creating stockholder value in previous companies. In addition, the Nominating and Corporate Governance Committee will evaluate a candidate’s independence and diversity, age, skills and experience in the context of the Board’s needs.

Communications with Our Board

Our Board of Directors has approved unanimously a process for stockholders to send communications to our Board of Directors. Stockholders can send communications to our Board of Directors and, if applicable, to the Nominating and Corporate Governance Committee or to specified individual directors in writing c/o Great Wolf Resorts, Inc., 525 Junction Road, Suite 6000 South, Madison, Wisconsin 53717, Attn: Corporate Secretary. All such letters will be forwarded to our Board of Directors, the Nominating and Corporate Governance Committee or any such specified individual directors.

OUR EXECUTIVE OFFICERS

Ms. Schaefer is an executive officer and director and her biographical information is set forth under “The Election of Directors.” The names, positions, business experience, terms of office and ages of our other executive officers are as follows:

TIMOTHY D. BLACK, age 45	Mr. Black has served as Executive Vice President of Operations since January 2009. Mr. Black previously served as our Senior Vice President of Operations since June 2008, and as our Regional Vice President of Operations from December 2005 through June 2008. From October 2004 through December 2005, Mr. Black served as the General Manager of our Great Wolf Lodge resort located in Lake Delton, Wisconsin. Prior to that, Mr. Black spent eighteen years at Six Flags Theme Park in various senior management positions, serving most recently as Vice President and General Manager of Six Flags Great America from August 2003 through October 2004.

JAMES A. CALDER, age 48	Mr. Calder has served as our Chief Financial Officer since we commenced operations in May 2004. From 1997 to 2004, Mr. Calder served in a number of management positions with Interstate Hotels & Resorts, Inc., a public company, and its predecessor company, serving most recently as chief financial officer. Additionally, from 2001 to 2002, Mr. Calder served as chief accounting officer of MeriStar Hospitality Corporation, a public company. Mr. Calder holds a B.S. degree in Accounting from The Pennsylvania State University. Mr. Calder is a certified public accountant, is president and treasurer of the Thomas W. Hetrick Memorial Scholarship Fund, a private, non-profit organization, and is treasurer of Harvest Resources Associates, LLC, a private organization.

ALEXANDER P. LOMBARDO, age 42	Mr. Lombardo has served as our Treasurer since 2004. From 1998 to 2004, Mr. Lombardo served in a number of positions with Interstate Hotels & Resorts, Inc., a public company, and its predecessor company, serving most recently as vice president of finance. Additionally, from 1998 to 2002, Mr. Lombardo served in a number of positions with MeriStar Hospitality Corporation, a public company, serving most recently as assistant treasurer. From 1996 to 1998, Mr. Lombardo served as cash manager of ICF Kaiser International, Inc., a public company. Mr. Lombardo holds a B.B.A. degree from James Madison University.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, our directors, executive officers and any persons beneficially owning more than 10% of a registered class of our equity securities are required to report their ownership and any changes in that ownership to the SEC. These persons are also required by SEC rules and regulations to furnish us with copies of these reports. The SEC has established due dates for these reports, and we are required to report in this proxy statement any failure to timely file these reports by those due dates by our directors and executive officers during 2010.

Based solely upon our review of the reports and amendments to those reports furnished to us or written representations from our directors and executive officers that these reports were not required from those persons, we believe that all of these filing requirements were satisfied by our directors and executive officers during 2010.

OWNERSHIP OF OUR COMMON STOCK

We summarize below the beneficial ownership of our common stock, as of March 11, 2011, except where noted, by (1) each person or group known by us to beneficially own more than five percent (5%) of our company’s common stock, (2) each of our directors and nominees for election to the Board of Directors, (3) each of our named executive officers and (4) all of our directors and our executive officers as a group. A person generally “beneficially owns” shares if he or she, directly or indirectly, has or shares either the right to vote those shares or dispose of them. Except as indicated in the footnotes to this table, to our knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned.

The number of shares beneficially owned by each person or group includes shares of common stock that such person or group had the right to acquire on or within 60 days after March 11, 2011, including, but not limited to, upon the exercise of options or the vesting of restricted stock. References to options in the footnotes of the table below include only options to purchase shares that were exercisable on or within 60 days after March 11, 2011.

For each individual and group included in the table below, percentage ownership is calculated by dividing (a) the number of shares beneficially owned by such person or group by (b) the sum of the shares of common stock outstanding on March 11, 2011 plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days after March 11, 2011. Unless otherwise indicated in the accompanying footnotes, all of the shares of our common stock listed below are owned directly, and the indicated person has sole voting and investment power. The address for each individual listed below is: c/o Great Wolf Resorts, Inc., 525 Junction Road, Madison, Wisconsin 53717.

Name of Beneficial Owner	Shares Beneficially Owned
Officers and Directors	Number		Percentage

Joseph V. Vittoria	70,067	(1)	*
Kimberly K. Schaefer	1,094,043	(2)	3.4
Elan Blutinger	79,404	(1)	*
Randy L. Churchey	132,175	(3)	*
Edward H. Rensi	63,353	(1)	*
Howard A. Silver	72,160	(1)	*
Timothy D. Black	96,776	(4)	*
James A. Calder	282,983	(5)	*
Alexander P. Lombardo	43,258	(6)	*
All directors and executive officers as a group (8 persons)	1,934,219		6.0
Beneficial Holders in Excess of 5%
Wells Fargo & Company 420 Montgomery Street San Francisco, CA 94163	4,475,103	(7)	13.8%
Baron Capital Group, Inc. 767 Fifth Avenue, 49th Floor New York, NY 10153	3,102,350	(8)	9.6%
AllianceBernstein L.P. 1345 Avenue of the Americas New York, NY 10105	2,804,092	(9)	8.6%
Dimensional Fund Advisors LP Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746	2,611,817	(10)	8.0%
Prescott Group Capital Management, LLC 1924 South Utica, Suite 1120 Tulsa, OK 74104	2,106,405	(11)	6.5%

*	Less than one percent of the outstanding shares of common stock.

(1)	Includes 38,824 unvested shares of restricted stock granted under Great Wolf Resorts’ 2004 Incentive Stock Plan.

(2)	Includes (a) 33,009 shares held jointly with Ms. Schaefer’s spouse and (b) 363,427 unvested shares of restricted stock granted under Great Wolf Resorts’ 2004 Incentive Stock Plan.

(3)	Includes 37,084 unvested shares of restricted stock granted under Great Wolf Resorts’ 2004 Incentive Stock Plan.

(4)	Includes 81,561 unvested shares of restricted stock granted under Great Wolf Resorts’ 2004 Incentive Stock Plan.

(5)	Includes 147,251 unvested shares of restricted stock granted under Great Wolf Resorts’ 2004 Incentive Stock Plan. In addition, Great Wolf Resorts’ deferred compensation plan holds 11,765 shares to pay obligations owed to Mr. Calder pursuant to that plan.

(6)	Includes 28,663 unvested shares of restricted stock granted under Great Wolf Resorts’ 2004 Incentive Stock Plan.

(7)	Based solely upon information provided in a Schedule 13-G filed with the SEC on January 20, 2011. Wells Fargo & Company owns beneficially in the aggregate 4,475,103 shares of common stock, of which it has sole voting and dispositive power with respect to 3,091,027 and 4,475,103, respectively.

(8)	Based solely upon information provided in a Schedule 13-G filed with the SEC on February 14, 2011. Baron Capital Group, Inc. (“BCG”) owns beneficially in the aggregate 3,102,350 shares of common stock, of which it has sole voting and dispositive power with respect to none of such shares and shared voting and dispositive power over 3,102,350 shares. BCG is a parent holding company of BAMCO, Inc. (“BAMCO”), a registered investment advisor. Ronald Baron (“Baron”) owns a controlling interest in BCG. BAMCO and Baron beneficially own 3,102,350 and 3,102,350, respectively, shares of common stock, of which they have sole voting and dispositive power with respect to none of such shares and shared voting power and dispositive power of 3,102,350 shares.

(9)	Based solely upon information provided in a Schedule 13-G filed with the SEC on February 9, 2011. AllianceBernstein L.P. owns beneficially in the aggregate 2,804,092 shares of common stock, of which it has sole voting and dispositive power with respect to 2,607,622 and 2,686,422, respectively.

(10)	Based solely upon information provided in a Schedule 13-G filed with the SEC on February 11, 2011. Dimensional Fund Advisors LP owns beneficially in the aggregate 2,611,817 shares of common stock, of which it has sole voting and dispositive power with respect to 2,565,584 and 2,611,817, respectively.

(11)	Based solely upon information provided in a Schedule 13-G filed with the SEC on February 14, 2011. Prescott Group Capital Management, LLC owns beneficially in the aggregate 2,106,405 shares of common stock, of which it has sole voting and dispositive power with respect to 2,106,405.

Equity Compensation Plan Information

This table provides certain information as of December 31, 2010 with respect to our equity compensation plans approved and not approved by stockholders:

(c)
Number of Securities
Remaining Available for
	(a)	(b)	Future Issuance Under
	Number of Securities	Weighted-Average	Equity Compensation
	to be Issued upon Exercise	Exercise Price of	Plans (Excluding
	of Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	Column (a))

Equity compensation plans approved by security holders	1,493,325 (1)	$19.03	973,614
Equity compensation plans not approved by security holders	—	N/A	—
Total	1,493,325	$19.03	973,614

(1)	This amount consists of:

•	36,000 shares of our common stock issuable upon the exercise of outstanding stock options.

•	1,163,379 restricted shares of our common stock that have been granted but not yet earned as of December 31, 2010. The number of shares, if any, to be issued pursuant to these grants will be determined by the grant recipient providing future services to us over the vesting period of the grant. Since these awards have no exercise price, they are not included in the weighted average exercise price calculation in column (b).

•	293,946 shares of our common stock issuable pursuant to outstanding market condition and performance condition share awards that have been granted but not yet earned as of December 31, 2010. The number of shares, if any, to be issued pursuant to these awards will be determined based on (a) the award recipient achieving certain individual and/or performance goals in 2010, as determined by our Compensation Committee, (b) our common stock’s performance in the three year period 2010-2012 relative to the total return of a relevant stock index, and (c) our common stock’s absolute performance in the three-year period 2010-2012. Since these awards have no exercise price, they are not included in the weighted average exercise price calculation in column (b).

Our 2004 Incentive Stock Plan authorizes us to grant up to 3,380,740 incentive and/or nonqualified stock options, stock appreciation rights or shares of our common stock to our employees and directors.

RELATED PERSON TRANSACTIONS

In accordance with our Code of Business Conduct and Ethics, all related party transactions known to us are subject to review and approval of our Audit Committee. Since January 1, 2010, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our capital stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest.

EXECUTIVE AND DIRECTOR COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee, on behalf of and in certain instances subject to the approval of the Board of Directors, reviews and approves compensation programs for certain senior officer positions. In this context, the committee reviewed and discussed with our company’s management the “Compensation Discussion and Analysis” included in this proxy statement. Based on the review and discussions referred to above, the committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into the company’s Annual Report on Form 10-K for its 2010 fiscal year.

The Compensation Committee
Randy Churchey (Chairman)
Edward Rensi
Joseph Vittoria

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee oversees our compensation program for our senior executives, including our Named Executive Officers (NEOs). The Compensation Committee’s responsibilities include:

•	Establishing and administering compensation policies,

•	Setting base salaries and awarding performance-based cash bonuses,

•	Determining grants of awards under our equity award plan, and

•	Reviewing the performance and development of senior executives.

From time to time, the Compensation Committee may retain compensation consultants to assist with, among other things:

•	Structuring our various compensation programs;

•	Determining appropriate levels of salary, bonus and other awards payable to our NEOs consistent with our competitive strategy, corporate governance principles and stockholder interests; and

•	Guiding us in the development of near-term individual performance objectives necessary to achieve long-term performance goals.

We expect to use these compensation consultants only in circumstances where the consultants have no other business dealings with us.

Each member of the Compensation Committee is independent as defined in the Compensation Committee’s charter, as determined by the Board of Directors.

General Compensation Policy/Philosophy

Our general compensation policy is to devise and implement compensation for our NEOs commensurate with their positions and determined with reference to compensation paid to similarly situated employees and officers of companies that the Compensation Committee, in consultation with our Chief Executive Officer (CEO) and external compensation consultants, deems to be comparable to us.

Our general compensation philosophy is to:

•	Design and implement a compensation program to attract, retain and motivate talented executives;

•	Provide incentives for the attainment of short-term operating objectives and strategic long-term performance goals; and

•	Place emphasis on, and reward achievement of, long-term objectives that are consistent with the nature of our company as an enterprise focused on revenue and cash flow growth, resort operations and brand expansion/development over the next several years.

Our overall executive compensation philosophy is based on a pay-for-performance model. In general, our executive compensation is structured to reward performance through a combination of competitive base salaries coupled with cash-based and equity-based incentives. The “at risk” components of our executive compensation (cash annual incentives and stock-based long-term incentives) are designed to provide incentives that are predicated on our company and/or the NEO meeting or exceeding predefined goals.

Our 2004 Incentive Stock Plan, which is administered by our Compensation Committee, requires a minimum vesting period of one year for stock awards made under the plan. As discussed further in these materials, we have established vesting periods of three/four years for grants made to our NEOs under our long-term incentive compensation programs.

The Compensation Committee occasionally requests that our CEO be present at Compensation Committee meetings where executive compensation and company, business unit, departmental and individual performance are discussed and evaluated. Our CEO is free to provide insight, suggestions or recommendations regarding executive compensation if present during these meetings or at other times. Only Compensation Committee members, however, vote on decisions made regarding executive compensation.

Named Executive Officers

At December 31, 2010, our NEOs were:

•	Kimberly K. Schaefer, Chief Executive Officer (Principal Executive Officer)

•	Timothy D. Black, Executive Vice President of Operations

•	James A. Calder, Chief Financial Officer (Principal Financial Officer)

•	Alexander P. Lombardo, Treasurer

•	J. Michael Schroeder, General Counsel and Corporate Secretary

Mr. Schroeder resigned from his position as our General Counsel and Corporate Secretary in January 2011 and terminated his employment with us on February 23, 2011.

2010 Executive Officer Compensation

For 2010, the Compensation Committee used as a reference tool the overall compensation structure recommendations for our NEOs that had been developed for 2010-2012 by FPL Associates Compensation (FPL), an independent compensation consultant. In 2009, the Compensation Committee engaged FPL to assist the Compensation Committee in determining appropriate fiscal year 2010 compensation for our NEOs, as well as an appropriate structure for long-term incentive compensation for the period 2010-2012. FPL conducted for the Compensation Committee an executive benchmarking analysis of a competitive peer group of 11 public companies that compete with us for talent, investment dollars and/or business. Based on that analysis and discussions with the Compensation Committee, FPL made executive compensation recommendations for our NEOs in a report to the Compensation Committee, of appropriate levels of:

•	Base salary,

•	Annual cash incentives, and

•	Long-term incentive compensation.

The structure and amounts of the base salary, annual incentives and long-term incentives compensation components for all NEOs for 2010 as detailed in this Compensation Discussion and Analysis are based on the final recommendations of FPL in its report.

Competitive Peer Group

The competitive peer group FPL used in its report included primarily companies that are focused on operating within the public hospitality / leisure sectors as the foundation for our compensation practices. Those peer group companies include ones that:

•	Own and operate local / regional / national family entertainment facilities dependent on discretionary consumer spending,

•	Own and/or operate branded hotels or resorts, and/or

•	License branded hospitality locations.

These companies own and/or operate facilities such as theme parks, meeting and convention resorts, nationally-branded hotels, cruise lines, timeshare resorts, spas and movie theaters. The peer group consisted of the following companies:

Cedar Fair, L.P.	Silverleaf Resorts, Inc.
Gaylord Entertainment Company, Inc.	Six Flags, Inc.
LaSalle Hotel Properties, Inc.	Steiner Leisure Limited
The Marcus Corporation	Strategic Hotels & Resorts, Inc.
Red Lion Hotels Corporation	Vail Resorts, Inc.
Royal Caribbean Cruises, Ltd.

Executive Compensation Structure

Utilizing the information in FPL’s report and other benchmarking data, the Compensation Committee approved total remuneration for executive compensation for the NEOs for 2010 structured as follows:

•	Base salaries at a level commensurate with each executive’s role / responsibilities, tenure and other factors, referenced to median market practices.

•	Short-term incentive compensation consisting of annual cash incentive bonuses based on specified threshold, target and high earnings levels, defined as follows:

•	Threshold performance — solid achievement but falls short of expectations. Would be considered less than meeting a budget plan. This represents the minimum level of performance that must be achieved before any bonus will be earned.

•	Target performance — achievement that normally signifies meeting business objectives. In many situations, represents budget level performance.

•	High performance — significant achievement that would be considered upper-tier or exceptional performance by industry standards.

•	Long-term incentive compensation in the form of restricted stock grants based on specified threshold, target and high earnings levels, consisting of:

•	Annual equity grants with performance metrics and/or

•	Multi-year program equity grants with performance metrics and/or time-based vesting.

For 2010, the Compensation Committee designed annual cash incentives and long-term incentives for the NEOs that created an overall compensation program that can provide for superior compensation when primary company-wide financial goals and individual performance goals are met or exceeded, and, conversely, total compensation below competitive levels when such goals are not met.

For a further discussion on the details of these annual cash incentives and long-term incentives, see Elements of Compensation below.

Elements of Compensation

The compensation for each of our NEOs consists of three components:

•	Base salary,

•	Annual cash incentive and

•	Long-term incentive compensation.

These components provide elements of fixed income and variable compensation that are linked to the achievement of individual and corporate goals and the enhancement of value to our stockholders.

Base Salary

Base salary represents the fixed annual component of our executive compensation. Executives receive salaries that are within a range established by the Compensation Committee for their respective positions, based on the comparative analysis described above. Where each executive’s salary falls within the salary range is based on a determination of the level of experience that the executive brings to the position and how successful the executive has been in achieving set goals. Salary adjustments are based on a similar evaluation and may include a comparison of adjustments made by competitors and any necessary inflationary adjustments.

When reviewing the competitive market data described above, the Compensation Committee considers that the competitive market is comprised of professionals with varying backgrounds, experience and education who may be more junior or senior within the role. As such, the compensation, particularly as it relates to base salaries, provided to these incumbents may, appropriately, vary. In establishing base salary amounts for our NEOs, the Compensation Committee considers the level of responsibility, experience, performance and tenure of our company’s incumbents relative to those commonly found in the market and/or summarized by FPL in its report.

We generally review the base salaries of our NEOs each fiscal year. In the event of an NEO’s promotion and/or increased scope of responsibility, we consider base salary adjustments at other points during the year as well.

The Compensation Committee reviewed the salaries for our NEOs in December 2009. As part of that review, the Compensation Committee considered base salary benchmarking data in FPL’s report for individuals with similar levels of responsibility at the company’s peer group companies, and FPL’s recommendation that the company focus relative salary comparisons against the 25th percentile and median values of the peer group information. As a result of these reviews, base salaries established for 2010 and the percentage increase from prior base salaries are shown below:

	2010 Base	Increase From
	Salary	Prior Base Salary
Name	($)	(%)

Ms. Schaefer	550,000	10.0
Mr. Black	313,500	8.6
Mr. Calder	385,000	2.7
Mr. Lombardo	188,700	2.0
Mr. Schroeder	273,400	2.0

For 2011, base salaries for all of our NEOs were kept equal to 2010 amounts with the exception of Mr. Lombardo’s base salary, which was increased to $200,000.

Annual Cash Incentive

For our NEOs, annual cash incentives exist in the form of bonuses as a means of linking compensation to objective performance criteria that are within the control of the NEOs. Consistent with the guidelines in FPL’s report, at the beginning of each year, the Compensation Committee establishes a potential bonus amount range for each executive and identifies performance targets for each NEO to meet in order to receive the full bonus. The range incorporates the threshold, target and high (maximum) performance concepts as described above in “2010 Executive Officer Compensation.”

Our annual incentive program utilizes multiple aspects or dimensions of performance to establish a “line-of-sight” between the individual and the reward. The emphasis on one dimension versus another depends on the level and type of position. Three dimensions we consider in the annual incentive program for our NEOs are:

Corporate — overall corporate performance is the primary dimension for executive and senior management.

Department / Business Unit — refers to key functional areas. This dimension is utilized to link individuals to the performance of their collective work group and is intended to foster cooperation.

Individual — refers to specific goals and objectives developed for each individual participant.

The Compensation Committee reviews each executive’s position to determine the proportion or percentage of incentive opportunity that will be attributed to each of the three dimensions, based on the position’s ability to impact performance at each dimension. The benefit to using this three-tier construct is in balancing the required level of objectivity with the desired level of subjectivity. While corporate and team/unit goals include specific, quantifiable targets, the individual component can often be based on a more subjective assessment of performance or on management discretion.

For the NEOs, the Compensation Committee establishes financial targets at the beginning of each year that are tied to our annual business plan. The NEOs generally begin to earn a threshold annual cash incentive award amount once a financial target is at least 95% attained. The threshold award amount is generally one-third of the maximum potential award amount for a particular financial target. The maximum annual cash incentive award is earned when a financial target is at least 105% attained. Any potential amount of the annual cash incentive award in excess of the threshold amount, up to the maximum potential award amount, is earned ratably from 95% up to 105% of the financial target attained.

The Compensation Committee employs clearly defined, objective measures of performance to support the annual cash incentive awards for our NEOs. Within the annual incentive award component of the compensation program, performance measures are often based on operational / financial initiatives as well as individual / subjective performance, providing a balance with long-term incentive award components, which are generally primarily tied to value creation.

The Compensation Committee, in consultation with our CEO, establishes and approves specific, written performance objectives for annual cash incentives. For each such objective, actual performance is reviewed by the Compensation Committee (generally in the first quarter of the fiscal year following the performance year) in order to determine the actual payment to occur following release of the performance year fiscal year financial results. The Compensation Committee has the ability to apply discretion to increase or decrease the actual payout resulting from the relative achievement of performance objectives. Discretion may be applied in the case of significant business disruption, unusual business events or conditions, or other factors the Compensation Committee deems relevant.

As part of its report for the Compensation Committee, FPL recommended a structure for annual cash incentives for our NEOs that provided for threshold, target and maximum levels of opportunity, as discussed above. The Compensation Committee considered annual cash incentive benchmarking data in FPL’s report for individuals with similar levels of responsibility at the company’s peer group companies, including recommended amounts (expressed as a percentage of each NEO’s base salary) for threshold, target and maximum levels of performance, and FPL’s recommendations for each NEO’s annual cash incentive structure. Based primarily on the recommendations of FPL in its report, the Compensation Committee established overall threshold, target and maximum annual incentive opportunities for our NEOs for 2010, expressed as a percentage of each executive’s 2010 base salary, as follows:

	2010 Annual Incentive Opportunity
	Threshold		Target		Maximum
Name	(%)	($)	(%)	($)	(%)	($)

Ms. Schaefer	50.0	275,000	100.0	550,000	150.0	825,000
Mr. Black	33.3	104,500	66.7	209,000	100.0	313,500
Mr. Calder	40.0	154,000	80.0	308,000	120.0	462,000
Mr. Lombardo	16.7	31,513	33.3	62,837	50.0	94,350
Mr. Schroder	16.7	45,658	33.3	91,042	50.0	136,700

For 2010, the annual cash incentive amounts awarded to our NEOs were subject to a number of performance objectives, including:

•	Our company achieving certain levels of Adjusted EBITDA for 2010 and

•	The individual achieving certain individual, business unit and/or departmental performance goals in 2010, as determined by the Compensation Committee. Examples of the types of management performance goals established for 2010 are:

•	Achieving specified levels of company-wide Adjusted EBITDA.

•	Achieving target levels of RevPAR growth and guest satisfaction scores for our resorts.

•	Developing a new proprietary, revenue-enhancing amenity for our resorts.

•	Accessing capital markets to refinance near-term debt maturities provide working capital for future growth and/or address other elements or opportunities in the company’s debt structure.

•	Executing a permanent solution to address company’s guarantees under certain agreements related to the development of our Blue Harbor Resort & Conference Center in Sheboygan, Wisconsin.

•	Securing financing for the company’s future development projects.

•	Signing letters of intent for future management and/or licensing opportunities.

•	Developing an adaptive re-use model to allow for conversions of existing, full-service hotels to family entertainment facilities by using entertainment features currently used in our existing resorts.

•	Opening a standalone Scooops® Kid Spa location.

•	Closing on the purchase of a majority interest in Creative Kingdoms, LLC, a developer of experiential gaming products.

•	Implementing an investor relations plan to present to potential new investors and strengthen investor perception of our company’s operations and outlook.

•	Locating potential joint venture partners for the company’s future growth initiatives.

The threshold, target and maximum amounts for the financial measure performance objective (Adjusted EBITDA) for 2010 were as follows:

Financial Measure	Threshold	Target	Maximum
Performance Objective	($)	($)	($)

Adjusted EBITDA	63.8 million	67.1 million	70.5 million

The relative weightings for the performance objectives were primarily based on the recommendations of FPL in its report. For 2010, the Compensation Committee, in consultation with our CEO, reviewed and approved the performance criteria and weighting of those criteria for each NEO. The weightings of the performance criteria may vary among the NEOs by position due to functional accountability, responsibility and other factors the Compensation Committee deems relevant. For 2010, weightings for our NEOs and corresponding maximum bonus amounts available for each bonus measure were as follows:

	Cash Bonus Performance Objectives
			Individual,
			Business Unit and/or
			Departmental
	Adjusted EBITDA		Performance Goals
		Maximum		Maximum
		Bonus		Bonus
		Amount		Amount
	Weighting	Available	Weighting	Available
Name	(%)	($)	(%)	($)

Ms. Schaefer	50.0	412,500	50.0	412,500
Mr. Black	75.0	235,125	25.0	78,375
Mr. Calder	50.0	231,000	50.0	231,000
Mr. Lombardo	25.0	23,588	75.0	70,762
Mr. Schroeder	25.0	34,175	75.0	102,525

For our NEOs, the Compensation Committee reviewed in February 2011 the level of Adjusted EBITDA we had achieved for 2010 and the success of each of those NEOs in achieving their specified individual, business unit and/or departmental performance goals in 2010 as discussed above. Based that review:

•	We achieved Adjusted EBITDA of $69.0 million.

•	The Compensation Committee determined the individual/departmental goal achievements as follows: Ms. Schaefer — 55%; Mr. Black — 55%; Mr. Calder — 50%; Mr. Lombardo — 75%; and Mr. Schroeder — 44%.

•	The Compensation Committee awarded to Mr. Lombardo an additional discretionary cash bonus amount of $21,000, based primarily on progress made toward securing debt financing for certain of our current and future resorts.

Based on the level of achievement of the various financial and other factors for 2010 as described above, the NEOs earned the following amounts for the various performance objectives:

Cash Bonus Performance Objective	Ms. Schaefer	Mr. Black	Mr. Calder	Mr. Lombardo	Mr. Schroeder

Adjusted EBITDA:
• Maximum Bonus Amount	$412,500	$235,125	$231,000	$23,588	$34,175
• % earned	84.9%	84.9%	84.9%	84.9%	84.9%
• Bonus Amount Earned	$350,213	$199,621	$196,119	$20,026	$29,015
Individual, Business Unit and/or
Departmental Goals:
• Maximum Bonus Amount	$412,500	$78,375	$231,000	$70,762	$102,525
• % earned	55.0%	55.0%	50.0%	75.0%	44.0%
• Bonus Amount Earned	$226,875	$43,106	$115,500	$74,072 (1)	$45,593
Total Bonus Amount Earned	$577,088	$242,727	$311,619	$94,098	$74,604
• % of Base Salary	104.9%	77.4%	80.9%	49.9%	27.3%

(1)	Amount includes additional discretionary cash bonus award amount of $21,000.

Shares-in-Lieu-of-Cash Option for Bonus Payments

For 2010 annual cash incentives bonus amounts to be paid in 2011, as an incentive to increase our NEOs’ ownership of our common stock, we offered our NEOs the opportunity to take some or all of their bonus in shares of our common stock in lieu of cash. Shares issued under this shares-in-lieu-of-cash bonus option are 100% vested when issued. If an executive elected to receive shares of our common stock in lieu of cash, he or she received shares having a market value equal to 125% of the cash they would have otherwise received. For example:

•	If an executive’s cash bonus payment would have been $10,000 and they elected this shares-in-lieu-of-cash option for the entire amount of their bonus, he or she would receive $12,500 of shares.

•	The dollar value of shares to be received is divided by a conversion price as determined by the Compensation Committee in order to determine the number of shares the NEO receives.

We believe this 25% conversion premium is an appropriate incentive to reward executives who choose to receive shares in lieu of cash. We believe it is also a useful incentive to encourage share ownership by our NEOs because an NEO is required to hold any shares acquired through this shares-in-lieu-of-cash option for a period of at least one year, provided the individual remains an NEO of our company. Additionally, our NEOs are subject to stock ownership guidelines, as discussed below.

The Compensation Committee has established a policy of using the average closing price for the company’s common stock for the first and second full calendar weeks of January of the following calendar year (that is, 10 trading days) as the stock price to use for the conversion of the cash value of each NEO’s bonus to a number of shares to be received.

Mr. Schroeder elected to take all of his earned 2010 cash bonus in shares of our common stock, in accordance with the shares-in-lieu-of-cash provisions explained above. As a result, in February 2011 we issued to Mr. Schroeder 33,545 shares of common stock in lieu of a cash bonus for 2010.

Long-Term Incentive Compensation

For our NEOs, the long-term incentive component of executive compensation is targeted toward providing rewards for long-term performance. The Compensation Committee believes that long-term incentives are important to motivate and reward these executives for maximizing stockholder value. Long-term incentives are provided primarily by grants of stock under our 2004 Incentive Stock Plan, which is administered by the Compensation Committee. The purpose of our 2004 Incentive Stock Plan is to assist us in recruiting and retaining key employees, by enabling such persons to participate in the future success of our company, and to align their interests with those of our stockholders.

The Compensation Committee, in consultation with our CEO, annually establishes and approves specific, written performance objectives for long-term incentives. For these objectives, the Compensation Committee reviews actual performance (generally in the first quarter of the fiscal year following the performance year) in order to determine the actual amount of the long-term incentive grant that has been earned. The Compensation Committee has the ability to apply discretion to increase or decrease the actual amount calculated as earned resulting from the relative achievement of performance objectives. Discretion may be applied in the case of significant business disruption, unusual business events or conditions, or other factors the Compensation Committee deems relevant.

For 2010, the Compensation Committee approved maximum long-term, stock-based incentive compensation amounts for the NEOs. The stock-based compensation amounts consisted of shares of our common stock subject to time-based vesting over three / four years.

Establishing 2010 Award Amounts

Stock-based compensation for 2010 for our NEOs consisted of annual equity grant (AEG) amounts and/or multi-year program equity grant (MYPEG) amounts. The process in establishing the number of shares awarded as stock-based compensation to the NEOs as AEGs and MYPEGs for 2010 involved six steps, as follows:

•	First, as part of its report for the Compensation Committee. FPL recommended a structure for long-term incentives for our NEOs that provided for maximum levels of annual opportunity from stock-based compensation. The Compensation Committee considered stock-based compensation benchmarking data in FPL’s report for individuals with similar levels of responsibility at the company’s peer group companies, including recommended amounts (expressed as a percentage of each NEO’s base salary) for maximum levels of performance, and FPL’s recommendations for each NEO’s stock-based compensation structure. Based on the benchmarking data and recommendations by FPL in its reports, we computed the maximum annual dollar value of stock-based compensation (the sum of an NEO’s AEG amount and one year of MYPEG amount) as a percentage of each NEO’s January 1, 2010 base salary. Applicable percentages and the resulting maximum annual dollar value amounts were as follows:

		Percentage of Base
		Salary Used to
	January 1, 2010	Compute Maximum	Maximum Annual
	Base Salary	Annual Dollar Value	Dollar Value
Name	($)	(%)	($)

Ms. Schaefer	550,000	225.0%	1,237,500
Mr. Black	313,500	112.5%	352,688
Mr. Calder	385,000	150.0%	577,500
Mr. Lombardo	188,700	75.0%	141,525
Mr. Schroeder	273,400	50.0%	136,700

•	Second, based on recommendations from FPL, for each NEO the total maximum annual dollar value was split between (a) AEG amounts and (b) MYPEG amounts. As part of its recommendations, FPL recommended that, for Ms. Schaefer, Mr. Black and Mr. Calder, a portion of each NEO’s long-term incentive compensation potential be applied to MYPEGs to directly tie those NEOs’ long-term incentive compensation to multiple-year performance measures. The Compensation Committee believed this was an appropriate structure for these three NEOs due to their broad responsibilities for overseeing our overall performance in financial, development and operating areas. The applicable split for each NEO was as follows:

	AEG Award Maximum Amount		One Year of MYPEG Award Maximum Amount
Name	(%)	($)	(%)	($)

Ms. Schaefer	60.0%	742,500	40.0%	495,000
Mr. Black	60.0%	211,613	40.0%	141,075
Mr. Calder	60.0%	346,500	40.0%	231,000
Mr. Lombardo	100.0%	141,525	—	—
Mr. Schroeder	100.0%	136,700	—	—

•	Third, for each NEO, the total maximum dollar value of stock-based compensation awards amount listed above was then converted to a maximum number of shares to be awarded by dividing (a) the maximum dollar value amount by (b) $2.37, the closing price of our common stock on NASDAQ on December 31, 2009 (the last trading day in the year ended December 31, 2009). Based on this conversion, the maximum number of shares to be awarded to each NEO was as follows:

	AEG Award	MYPEG Award	Total
Name	(#)	(#)	(#)

Ms. Schaefer	313,291	208,861	522,152
Mr. Black	89,288	59,525	148,813
Mr. Calder	146,203	97,468	234,671
Mr. Lombardo	59,715	—	59,715
Mr. Schroeder	57,679	—	57,679

•	Fourth, for each NEO to be awarded AEGs for 2010, we determined the performance factors that will determine the amount of AEG shares ultimately earned by each NEO. Those factors were:

•	A portion of the AEG award amount was earned based on our common stock performance in calendar year 2010 relative to the Russell 2000 stock index total return in calendar year 2010. Under this performance criterion, an individual earned:

•	No award under this performance criterion if our stock performance for 2010 was less than 80% of the Russell 2000 stock index’s performance.

•	A portion of his or her total potential award amount if our stock performance for 2010 was 80% or greater than the performance of the Russell 2000 stock index;

•	Less than the full portion amount of his or her award amount if our stock performance for 2010 was less than 120% of the Russell 2000 stock index’s performance; and

•	A portion of the award amount was earned based on the individual achieving certain individual, business unit and/or departmental performance goals in 2010, as determined by the Compensation Committee. These performance goals were similar to those described above under “Annual Cash Incentive.”

The relative weightings for the performance factors were determined by the Compensation Committee primarily based on the recommendations of FPL in its report. Weightings for the performance factors for our NEOs for the 2010 AEG awards were as follows:

	AEG Award Factor
			Individual,
			Business Unit and/or
	Relative Common		Departmental
	Stock Performance		Performance Goals
		Maximum		Maximum
		Share		Share
	Weighting	Award	Weighting	Award
Name	(%)	(#)	(%)	(#)

Ms. Schaefer	75.0	234,968	25.0	78,323
Mr. Black	75.0	66,966	25.0	22,322
Mr. Calder	75.0	109,652	25.0	36,551
Mr. Lombardo	75.0	44,786	25.0	14,929
Mr. Schroeder	75.0	43,259	25.0	14,420

•	Fifth, for each NEO to be awarded MYPEGs in 2010, we determined the performance factors that will determine the amount of MYPEG ultimately earned by each NEO. Those factors are:

•	A portion of the award amount may be earned based on our common stock’s performance in the three-year period 2010-2012 relative to the total return of a relevant stock index, as designated by the Compensation

Committee, for the three-year period 2010-2012. Under this performance criterion, an individual earns no award if our stock performance for the three-year period 2010-2012 is 80% or less of the designated index’s performance. The individual will earn less than the full portion amount of his or her award amount if our stock performance for the three-year period 2010-2012 is less than 120% of the designated index’s performance. For stock performance between 80% and 120% of the designated index’s performance, an NEO earns shares based on a linear interpolation between the threshold amount (earned at 80% relative stock performance) and maximum amount (earned at 120% relative stock performance).

•	A portion of the award amount may be earned based on our common stock’s absolute performance in the three-year period 2010-2012. Under this performance criterion, an individual may earn a portion of his or her total potential award amount if our stock performance for the three-year period 2010-2012 exceeds a threshold compounded annual return for the three-year period 2010-2012. The individual will earn less than the full portion amount of his or her award amount if our stock performance for the three-year period 2010-2012 is less than a maximum compounded annual return, and will earn no award under this performance criterion if our stock performance for the three-year period 2010-2012 is less than the threshold compounded annual return. For stock performance between the threshold compounded annual return and the maximum compounded annual return, an NEO earns shares based on a linear interpolation between the threshold amount and maximum amount.

•	A portion of the award amount is time-based (that is, award amounts may be earned based on continuous employment with us over the vesting period).

The relative weightings for the performance factors were determined by the Compensation Committee primarily based on the recommendations of FPL in its report. Weightings for the performance factors for our NEOs for the 2010 MYPEG awards were as follows:

	MYPEG Award Factor
	Relative Common		Absolute Common
	Stock Performance		Stock Performance		Time-Based
		Maximum		Maximum		Maximum
		Share		Share		Share
	Weighting	Award	Weighting	Award	Weighting	Award
Name	(%)	(#)	(%)	(#)	(%)	(#)

Ms. Schaefer	37.5	78,323	37.5	78,323	25.0	52,215
Mr. Black	37.5	22,322	37.5	22,322	25.0	14,881
Mr. Calder	37.5	36,551	37.5	36,551	25.0	24,367

•	Sixth, in addition to issuing the time-based MYPEG shares for the 2010 performance period as described above the Compensation Committee also elected to issue the time-based number of MYPEG shares for the full 2011-2012 performance period. This resulted in the issuance of additional time-based shares as follows: Ms. Schaefer — 104,431 shares; Mr. Black — 29,763 shares; and Mr. Calder — 48,734 shares.

Note that the number of shares NEOs eventually earn under MYPEG awards made in 2010 will only be determined at the end of the 2010-2012 performance period. Any shares earned under the MYPEG awards will vest 50% on December 31, 2012 and 50% on December 31, 2013.

The vesting of awards under the 2010 AEGs and MYPEGs are affected by certain termination events as summarized in the charts below:

Termination Scenario
Termination Without
Cause (by Company),
Termination For Good
Reason (by Executive),
Type of AEG Shares Granted	Death or Disability	Change in Control

Relative Common Stock Performance Shares	Participants would be entitled to a pro-rated amount of award, based upon the performance up until the time of the triggering termination event.	Participants would be entitled to the greater of (a) shares at a Target level of performance or (b) shares based upon the performance up until the time of the termination triggering event.
Individual / Departmental Performance Goal Shares	All shares are forfeited.

Termination Scenario
Termination Without
Cause (by Company),
Termination For Good
Reason (by Executive),
Type of MYPEG Shares Granted	Death or Disability	Change in Control

Relative Common Stock Performance Shares	From the program start (1/01/10) until 24 months (12/31/11), participants would be entitled to a pro-rated amount of awards, based upon the performance up until the time of the triggering termination event.
Absolute Common Stock Performance Shares	If more than 24 months of the program has elapsed, the performance achievements would be assessed, projected out for the balance of the plan, and the corresponding number of awards would be awarded (deemed “earned”) had the program lasted the full 36 months.
Time-Based Shares
All shares granted vest immediately.

Determining Amounts of 2010 AEG Awards Earned

For the 2010 AEG award factors, based on our common stock’s actual performance and the Compensation Committee’s assessment of each individual’s achievement of individual/departmental performance goals:

•	Our common stock price increased 10.1% in 2010 and the Russell 2000 stock index increased 25.3%. Therefore, our common stock’s performance was not at least 80% of the Russell 2000’s performance. As a result, none of the potential payout for that award factor was earned (that is, the NEOs earned no shares for 2010 under the relative common stock performance factor).

•	The Compensation Committee determined the individual, business unit and departmental goal achievements as follows: Ms. Schaefer — 65%, Mr. Black — 70%, Mr. Calder — 50%, Mr. Lombardo — 77% and Mr. Schroeder — 0%.

Based on the level of achievement of the various award factors for 2010 as described above, our NEOs earned the following number of shares under the AEGs for 2010:

AEG Award Factor	Ms. Schaefer	Mr. Black	Mr. Calder	Mr. Lombardo	Mr. Schroeder

Relative Common Stock Performance:
• Maximum # of Shares	234,968	66,966	109,652	44,786	43,259
• % earned	0%	0%	0%	0%	0%
• Number of Shares Earned	—	—	—	—	—
Individual, Business Unit and/or Departmental Goals:
• Maximum # of Shares	78,323	22,322	36,551	14,929	14,420
• % earned	65.0%	70.0%	50.0%	77.0%	0.0%
• Number of Shares Earned	50,910	15,625	18,275	11,495	—
Total Number of Shares Earned	50,910	15,625	18,275	11,495	—

In February 2011, we issued the shares of our common stock as long-term incentives earned for 2010 under the AEGs as described above. Those shares earned under the 2010 AEG awards vest as follows: 1/3 on issuance; 1/3 on December 31, 2011; and 1/3 on December 31, 2012.

The following table summarizes the future vesting of AEG award shares issued related to 2010, as described above:

	Amounts Vesting (#)
Vesting Date	Ms. Schaefer	Mr. Black	Mr. Calder	Mr. Lombardo	Mr. Schroeder

2/25/11	16,970	5,208	6,092	3,832	—
12/31/11	16,970	5,209	6,091	3,831	—
12/31/12	16,970	5,208	6,092	3,832	—

Grant Valuation Parameters

As described above, when awarding stock to our NEOs in 2010, we first established a dollar value of the maximum equity-based compensation potential that we want to provide to the employee in the form of stock over the vesting period. On the date of the grant, in order to calculate the number of shares to grant, we divide the total maximum equity-based compensation potential by the per share fair value of our common stock as of the close of the prior fiscal year. Although we use what we consider to be a reasonable approach in determining the number of shares of common stock to award to these NEOs, the ultimate value to these NEOs of the shares awarded only becomes clear when (a) performance conditions related to earning the award are met or not met and (b) the future fair value of the shares earned is known.

The shares of stock we award under long-term incentive plans ultimately may be worth much more or less than the target equity-based compensation potential we computed when the shares were awarded, depending on whether the price of our common stock increases or decreases from the per share fair value we used when shares were granted. As a result, we do not consider realizable gains or losses from prior stock grants when setting new stock grant amounts. We do not believe it is a fair practice to offset or enhance current compensation by realized and unrealized gains or losses in periods after the grants have been issued. Our goal is that the ultimate value realized by the NEO from stock grants exceeds our initial estimate of total maximum equity-based compensation potential that we awarded, because that would result from an increase in our stock price. Value realized by an NEO in excess of the award date total maximum equity-based compensation potential would also be realized by all of our other stockholders that held our common stock over that time period. We believe that limiting potential upside on stock value gains would undermine incentives for our NEOs when they focus on long-term results.

Stock Ownership Guidelines for NEOs and Directors

We believe that stock ownership by our NEOs and our directors is desirable for aligning management’s and directors’ long-term interests with those of our stockholders. Accordingly, on March 22, 2011 our Board of

Directors adopted a stock ownership policy for our NEOs and non-employee directors in order to encourage them to focus on creating long-term shareholder value.

For NEOs, the policy sets stock ownership targets as a multiple of base salary, as follows:

Position	Multiple

Chief Executive Officer	5x Base Salary
Chief Financial Officer	3x Base Salary
Executive Vice President	2x Base Salary

For non-employee directors, the stock ownership target is the greater of three times their annual retainer fees (exclusive of fees for committee service) or $180,000.

For current NEOs and outside directors, the targets are to be achieved by March 22, 2016 (five years from the adoption of the requirement). For NEOs or outside directors who join the company in the future, those individuals would have five years from the start of their service as an NEO or director to meet the stock ownership guidelines. As of March 22, 2011, our CEO, CFO and all non-employee directors have exceeded their stock ownership guideline targets as shown above.

The stock ownership policy also requires the chief executive officer, the chief financial officer, executive vice presidents and the board of directors:

•	to retain the after-tax amount of our shares acquired on the vesting of stock awards for one year after vesting, and

•	to retain 60% of that amount so long as they remain an officer or director.

Shares that are either owned directly (including restricted shares of common stock, whether vested or not) or indirectly through savings plans sponsored by us are included in determining whether an individual attains the minimum ownership guidelines.

For purposes of evaluating compliance with the policy, shares for an individual are valued by using the higher of (a) the closing price of our common stock on the date shares are acquired / granted / certificated or (b) the 10-day average closing price of our common stock before the measurement date. For an individual who does not meet the stock ownership target by their required date, any restricted stock, stock rights or similar equity-based awards granted to a participant while he or she is not in compliance with these guidelines will vest over five rather than three or four years, or such longer period as the Compensation Committee determines, in its discretion.

2010 Stock Option Cancellations

In 2010, we entered into stock option cancellation agreements with certain of our employees, including each NEO, pursuant to which these individuals surrendered and cancelled certain previously granted stock options to purchase shares of our common stock in order to make additional shares available under our 2004 Incentive Stock Plan for future equity grants to our personnel. Pursuant to the terms of the cancellation agreements, we and each of these individuals acknowledged and agreed that the surrender and cancellation of the cancelled options was without any expectation to receive, and was without any obligation on our part to pay or grant, any cash, equity awards or other consideration presently or in the future in regard to the cancellation of the cancelled options.

The cancelled options that were surrendered had an exercise price of $17.00 per share, which was significantly higher than the trading range for our common stock over the past three years. The aggregate number of shares underlying the cancelled options held by each of our NEOs surrendering the cancelled options was as follows:

Shares Underlying Cancelled
Options
Name	(#)

Ms. Schaefer	100,000
Mr. Black	1,000
Mr. Calder	100,000
Mr. Lombardo	40,000
Mr. Schroeder	75,000

Based on the current compensation structure for our NEOs as described herein, we do not expect to use stock options as a component of compensation for our NEOs in future years.

Other Compensation

We offer certain other perquisites and personal benefits to our NEOs. These perquisites and personal benefits are reflected in the relevant tables and narratives that follow. In addition, the executives may participate in company-wide plans and programs such as our 401(k) plan (including a company match); group health and welfare plans; group accidental death and dismemberment insurance and life insurance; and health care and dependent care spending accounts, in accordance with the terms of those programs.

We do not provide our NEOs defined benefit or supplemental executive retirement plans.

Clawback Provision

In line with corporate governance best practices, in March 2011 the Compensation Committee adopted a “clawback” policy that allows us to seek repayment of incentive compensation that was erroneously paid. The policy provides that if the Board determines that there has been a material restatement of publicly issued financial results from those previously issued to the public, the Board will review all bonus payments made to executive officers during the three-year period prior to the restatement on the basis of having met or exceeded specific performance targets. If such payments would have been lower had they been calculated based on such restated results, the Board will (to the extent permitted by governing law) seek to recoup the payments in excess of the amount that would have been paid based on the restated results. The clawback provision applies to bonus payments earned commencing fiscal 2011.

Nonqualified Deferred Compensation Plan

In addition to a qualified 401(k) plan, we maintain a deferred compensation plan for certain executives (including our NEOs) by depositing amounts into a grantor trust for the benefit of the participating employees. The amounts held in the trust remain subject to the claims of our general creditors until the amounts are paid to participants. The deferred compensation plan offers these participants the opportunity to defer payment and income taxation of a portion of their base salary and/or annual cash incentives in addition to the amounts deposited in our 401(k) plan. The Compensation Committee believes that offering this plan to executives is helpful to achieve our objectives of attracting and retaining talent, particularly because we do not offer a defined benefit pension plan.

A participant may elect to defer up to 100% of annual base salary and/or annual cash incentives. Participants must make deferral elections before the beginning of the plan year in which the related compensation is earned. Such elections are irrevocable for the entire plan year, and the participants may only change the elections for compensation earned in subsequent plan years during later annual election periods.

We make the following employer contributions to our deferred compensation plan:

•	Mandatory annual matching contributions to the plan for each participant equal to the lesser of (a) 4% of the participant’s annual base salary or (b) the participant’s annual deferrals to the plan. Matching contributions are reduced by the maximum amount of matching contributions the executive was eligible to receive in our 401(k) plan for the fiscal year.

•	Discretionary annual profit-sharing contributions equal to up to 6% of the participant’s annual base salary.

Matching and profit-sharing contributions vest based on a participant’s years of service with us, with pro-rata vesting over a period of five years of service.

Amounts in the deferred compensation plan’s trust earn investment income, which serves to increase our corresponding deferred compensation obligation. Investments, which are recorded at market value, are directed by the participants, and consist of our common stock and mutual funds. The plan provides participants the opportunity for long-term capital appreciation by crediting their accounts with notional earnings (or losses) based on the performance of benchmark investment funds from which participants may select or our common stock. Currently, the plan offers a choice of ten benchmark investment funds that are identified in the narrative following the Nonqualified Deferred Compensation table below.

The market value of an NEO’s deferred compensation account is not considered when setting their other current compensation. The compensation earned and deferred into the deferred compensation plan was already reviewed and analyzed based on the above-described compensation philosophy and policies at the time the compensation was awarded. Had the executive officer instead elected to receive a payout of the compensation earned (rather than deferring it into the plan), and then invested those amounts externally, we would not have considered external investment experience when considering the amount by which we should compensate the NEO. Thus, in setting current compensation amounts for our NEOs, we do not believe it is either proper or necessary to consider the value of the NEO’s deferred compensation account just because it is held in a plan we sponsor. See the Nonqualified Deferred Compensation table and accompanying narrative below for additional information on our deferred compensation plan.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally limits the deductibility on our tax return of compensation over $1 million to any of our officers unless the compensation is paid pursuant to a plan that is performance-related, non-discriminatory and has been approved by our stockholders. The Compensation Committee’s policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted. The Compensation Committee has the authority, however, to award compensation in excess of the $1 million limit, regardless of whether that compensation will be deductible, if the Compensation Committee determines in good faith that the compensation is appropriate to incentivize and compensate the recipient.

Employment Agreements

We have entered into employment agreements with Ms. Schaefer and Messrs. Black, Calder and Schroeder. The following table summarizes the significant terms of those employment contracts:

Employment Contract Item	Mr. Black	Mr. Calder	Ms. Schaefer	Mr. Schroeder

Date entered into	12/16/09	12/20/10	12/20/10	12/20/10
(or most recent
date of renewal)
Contract ending date	12/16/12	12/20/11	12/20/11	12/20/11
Filing of agreement	Agreement filed as an exhibit to the company’s Form 10-K/A for the year ended December 31, 2010, filed with the SEC on 3/8/11.
Annual bonus	Eligibility based on criteria determined by Compensation Committee.

The following provisions apply to all NEO employment contracts:

• Base salary	Subject to annual review and periodic increases, if any, as determined by the Compensation Committee.
• Benefit plan eligibility	Eligible to participate in our benefit plans at identical participation costs offered to all of our other employees.
• Business expense reimbursement	Eligible to have business expenses reimbursed, subject to reimbursement policies for all other employees.
• Severance payments	Due under various termination scenarios.
• Covenants not to compete	NEO subject to covenants not to compete with us subsequent to employment with us.

In addition, the following employment agreement provision applies to Ms. Schaefer and Messrs. Calder and Schroeder:

• Extension provisions	One-year extension at ending date, unless either we or the NEO provides at least 120 days notice of non-renewal

See “Potential Payment Upon Termination or Change of Control” below for a discussion of certain severance payments applicable under these agreements.

Change of Control and Severance Payments

Change of control provisions applicable to our NEOs are either “single trigger,” meaning that the change of control event alone triggers either a payment or an acceleration of certain rights, or “double trigger,” meaning that the change of control coupled with either (a) the officer’s termination from service or (b) the officer’s resignation for “good reason” (as that term is defined in the employment agreement) within a certain period of the time before or after the change of control, triggers the payment or accelerated right.

The change of control provision in each NEO’s employment agreement for the payment of severance is a double trigger. A double trigger for severance payments was selected because, generally unless the NEO’s employment is terminated after the change of control, his or her cash compensation in the form of salary and annual bonus would continue from the acquiring entity and a severance payment would be based upon and intended to replace such salary and annual bonus amounts. See the “Potential Payment Upon Termination or Change of Control” discussion below for additional information on these severance payments. The payment amounts reflect our belief that it is difficult for senior managers to find comparable employment opportunities in a short period of time, particularly after experiencing a termination that was beyond their control.

The change of control provisions in our stock option and stock grant agreements with time-based vesting are single trigger, reflecting our intent that the NEOs have the ability to use those shares to vote upon any proposed transaction.

Under each existing employment agreement, we have agreed to make an additional tax gross-up payment to the executive if any amounts paid or payable to the executive would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Internal Revenue Code. However, if a reduction in the payments and benefits of $25,000 or less would render the excise tax inapplicable, then the payments and benefits will be reduced by such amount, and we will not be required to make the gross-up payment. For any future employment agreements entered into with new NEOs, we have made a commitment not to provide excise tax gross-up payments upon a change in control.

EXECUTIVE COMPENSATION TABLES AND DISCUSSION

Summary Compensation Table for 2010

The following Summary Compensation Table shows the compensation in 2010, 2009 and 2008 for our Chief Executive Officer (Principal Executive Officer), our Chief Financial Officer (Principal Financial Officer), and our other three most highly compensated executive officers as of December 31, 2010.

					Non-Equity
				Option	Incentive Plan	All Other
		Salary	Stock Awards	Awards	Compensation	Compensation
		(1)	(2)(3)	(3)	(4)	(5)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

Kimberly K. Schaefer	2010	550,000	1,309,658	—	577,088	52,856	2,489,602
Chief Executive Officer	2009	519,231	668,415	—	558,300	33,669	1,779,615
	2008	375,000	507,811	—	344,756	32,673	1,260,240
James A. Calder	2010	385,000	593,735	—	311,619	38,942	1,329,296
Chief Financial Officer	2009	389,423	239,639	—	337,163	25,977	992,202
	2008	300,000	391,556	—	275,805	28,600	995,961
Timothy D. Black(7)	2010	313,500	376,798	—	242,727	32,258	965,283
Executive Vice President of Operations	2009	299,387	60,750	—	213,750	20,058	593,945
Alexander P. Lombardo	2010	188,700	109,199	—	94,098	22,015	414,012
Treasurer	2009	192,115	48,600	—	92,500	14,138	347,353
	2008	182,308	33,550	—	75,000	17,166	308,024
J. Michael Schroeder(8)	2010	273,400	88,748	—	74,604	27,195	463,947
General Counsel and	2009	278,307	24,300	—	80,000	22,612	405,519
Corporate Secretary	2008	268,000	33,550	—	52,000	25,100	378,650

(1)	Salary amounts for 2009 reflect payment of 27 bi-weekly payroll periods during calendar 2009.

(2)	Stock Award amounts reported in the table above for 2010 consist of the following items:

Stock Award Component	Ms. Schaefer	Mr. Calder	Mr. Black	Mr. Lombardo	Mr. Schroeder

Annual Equity Grant — Relative Common Stock Performance:
Fair value on grant date ($)	381,120	177,855	108,619	72,645	70,097
Shares granted (#)	156,646	73,101	44,644	29,858	28,811
Annual Equity Grant — Performance Goals:
Fair value on grant date ($)	161,894	58,115	49,688	36,554	—
Shares granted (#)	50,910	18,275	15,625	11,495	—
Multiple Year Grant — Absolute Common Stock Performance:
Fair value on grant date ($)	132,287	61,734	37,701	—	—
Shares granted (#)	52,215	24,367	14,881	—	—
Multiple Year Grant — Relative Common Stock Performance:
Fair value on grant date ($)	136,224	63,571	38,823	—	—
Shares granted (#)	52,215	24,367	14,881	—	—
Multiple Year Grant — Time-Based:
Fair value on grant date ($)	498,133	232,460	141,967	—	—
Shares granted (#)	156,646	73,101	44,644	—	—
Incremental value for electing to receive stock in lieu of cash bonus (see Note (4) below):
Fair value on grant date ($)	—	—	—	—	18,651
Shares granted (#)	—	—	—	—	6,709
Totals:
Fair value on grant date ($)	1,309,658	593,735	376,798	109,199	88,748
Shares granted (#)	468,632	213,211	134,675	41,353	35,520

The fair value amounts presented for the performance goals shares above reflect the Company’s estimate of the probable outcome of the performance conditions as of the grant date.

Under generally accepted accounting principles, the fair value amounts of our grants of stock awards are determined at their grant dates. That fair value amount as of the grant date is then expensed ratably over the vesting period of the stock awards. The amounts reflected in the table above, however, represent the full value of each entire grant as of the grant date, even though the expense for financial reporting purposes will be recorded ratably over the vesting period.

For stock awards subject to a market condition (for example, having our common stock’s total return meet certain levels relative to a market index or designated absolute performance levels), the amount we record as expense on our financial statements (and which is included as a portion of Stock Awards in the table above) is based on the value assigned to the stock award at its grant date; that value is then recorded as expense regardless of whether each of the stock awards has any intrinsic value to the executive (that is, whether or not the executive actually earns any portion of the award based on the actual performance of our common stock in relation to the relevant market condition).

(3)	The value reported for Stock Awards and Option Awards for each executive is the aggregate grant date fair value for such awards. The assumptions for making the valuation determinations are set forth in the footnote or footnote sections to our financial statements captioned “Stock Based Compensation” or “Share-Based Compensation” in our consolidated financial statements. For additional information on these awards, see the Grants of Plan-Based Awards table, below.

(4)	This column includes amounts earned under our annual cash incentives bonus plan for 2010, 2009 and 2008, as discussed in the Compensation Discussion and Analysis above. For 2010, 2009 and 2008 annual cash incentives bonus amounts, we offered our NEOs the opportunity to take some or their entire bonus in shares of our company’s common stock in lieu of cash. If an executive elected to receive shares, they received shares having a market value equal to 125% of the cash they would have otherwise received. Amounts shown in this column represent the cash bonus that each executive earned, regardless of whether the executive elected to take all or part of their cash bonus in the form of shares of our common stock; any incremental value as a result of an executive taking all or part of their bonus in the form of shares is included in the Stock Awards column (see Note (2) above).

(5)	All Other Compensation consists of our contributions to executives’ accounts in our qualified 401(k) plan and our non-tax qualified deferred compensation plan, contributions to long-term care and disability insurance premiums, and separation payments to certain executives. Pursuant to SEC rules, perquisites and personal benefits are not reported for any executive officer for whom such amounts were less than $10,000 in aggregate for the fiscal year. Our contributions to the deferred compensation plan are also reported in the Nonqualified Deferred Compensation table below.

The following table details the components of each executive’s All Other Compensation:

			Company	Company
		Company	Contributions to	Contributions to
		Contributions to	Deferred	Long-Term Care and
		401(k) Plan	Compensation Plan	Disability Plans	Total
Name	Year	($)	($)	($)	($)

Ms. Schaefer	2010	—	47,023	5,833	52,856
	2009	—	33,669	—	33,669
	2008	3,173	29,500	—	32,673
Mr. Calder	2010	4,900	34,042	—	38,942
	2009	—	25,977	—	25,977
	2008	4,600	24,000	—	28,600
Mr. Black	2010	3,675	25,039	3,544	32,258
	2009	—	20,058	—	20,058
Mr. Lombardo	2010	4,900	15,369	1,746	22,015
	2009	—	14,138	—	14,138
	2008	3,639	13,527	—	17,166
Mr. Schroeder	2010	4,265	22,931	—	27,195
	2009	—	22,612	—	22,612
	2008	4,600	20,500	—	25,100

(7)	Mr. Black became an executive officer of the company in 2009.

(8)	Mr. Schroeder terminated his employment with us on February 23, 2011.

Deferred Compensation

Elective deferrals under our deferred compensation plan are reported in the Summary Compensation Table above in the columns that are associated with the type of compensation (that is, Salary or Non-Equity Incentive Plan Compensation) that is deferred. Company matching and profit-sharing contributions are included in the values reported in the All Other Compensation column, and are specifically identified in the Nonqualified Deferred Compensation table below and related text.

2010 GRANTS OF PLAN-BASED AWARDS FOR 2010

						Estimated Future Payouts
			Estimated Future Payouts Under			Under Equity			Grant Date Fair
			Non-Equity Incentive Plan Awards(2)			Incentive Plan Awards(3)			Value of Stock and
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	Option Awards(4)
Name	Date	Type of Grant(1)	($)	($)	($)	(#)	(#)	(#)	($)

Ms. Schaefer	N/A	Annual Cash Incentive	275,000	550,000	825,000	—	—	—	—
	3/31/10	Annual Equity Grant — Relative Common Stock Performance	—	—	—	78,323	156,645	234,968	571,677
	3/31/10	Annual Equity Grant — Performance Goals	—	—	—	26,108	52,215	78,323	216,171
	3/31/10	Multi-Year Program Equity Grant — Relative Common Stock Performance	—	—	—	26,108	52,215	78,323	198,431
	3/31/10	Multi-Year Program Equity Grant — Absolute Common Stock Performance	—	—	—	26,108	52,215	78,323	204,337
	3/31/10	Multi-Year Program Equity Grant — Time-Based	—	—	—	156,646	156,646	156,646	498,134
Mr. Calder	N/A	Annual Cash Incentive	154,000	308,000	462,000	—	—	—	—
	3/31/10	Annual Equity Grant — Relative Common Stock Performance	—	—	—	36,551	73,101	109,652	266,783
	3/31/10	Annual Equity Grant — Performance Goals	—	—	—	12,184	24,367	36,551	100,881
	3/31/10	Multi-Year Program Equity Grant — Relative Common Stock Performance	—	—	—	12,184	24,367	36,551	92,602
	3/31/10	Multi-Year Program Equity Grant — Absolute Common Stock Performance	—	—	—	12,184	24,367	36,551	95,358
	3/31/10	Multi-Year Program Equity Grant — Time-Based	—	—	—	73,101	73,101	73,101	232,461
Mr. Black	N/A	Annual Cash Incentive	104,500	209,000	313,500	—	—	—	—
	3/31/10	Annual Equity Grant — Relative Common Stock Performance	—	—	—	22,322	44,644	66,966	162,928
	3/31/10	Annual Equity Grant — Performance Goals	—	—	—	7,441	14,881	22,322	61,609
	3/31/10	Multi-Year Program Equity Grant — Relative Common Stock Performance	—	—	—	7,441	14,881	22,322	56,553
	3/31/10	Multi-Year Program Equity Grant — Absolute Common Stock Performance	—	—	—	7,441	14,881	22,322	58,236
	3/31/10	Multi-Year Program Equity Grant — Time-Based	—	—	—	44,644	44,644	44,644	141,968
Mr. Lombardo	N/A	Annual Cash Incentive	31,513	62,837	94,350	—	—	—	—
	3/31/10	Annual Equity Grant — Relative	—	—	—	14,929	29,857	44,786	108,964
		Common Stock Performance
	3/31/10	Annual Equity Grant — Performance Goals	—	—	—	4,976	9,953	14,929	41,204
Mr. Schroeder	N/A	Annual Cash Incentive	45,658	91,042	136,700	—	—	—	—
	3/31/10	Annual Equity Grant — Relative	—	—	—	14,420	28,839	43,259	105,249
		Common Stock Performance
	3/31/10	Annual Equity Grant — Performance Goals	—	—	—	4,807	9,613	14,420	39,799

(1)	All equity grants listed were made under the company’s 2004 Incentive Stock Plan.

(2)	The amounts reported in the columns include potential payouts corresponding to the achievement of the threshold, target, and maximum performance objectives under our annual cash incentive plan, as discussed in the Compensation Discussion and Analysis above. The actual payments for performance under this plan for the fiscal year are reported in the Summary Compensation Table above.

(3)	The amounts reported in the columns include potential payouts corresponding to the achievement of the threshold, target, and maximum performance objectives for awards under our long-term incentive plan, as discussed in the Compensation Discussion and Analysis above. The actual award amounts earned for 2010 are also discussed in the Compensation Discussion and Analysis above.

(4)	The amount represents the grant date fair value of Stock Awards granted in 2010, disregarding that we recognize the value of the awards for financial reporting purposes over the service period of the awards. The grant date fair value shown is calculated based in the maximum potential future payout number of shares.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2010

The following table shows information about outstanding equity awards that had been granted to our NEOs at December 31, 2010.

Stock Awards
Equity
Incentive
							Equity	Plan Awards:
							Incentive	Market or
							Plan Awards;	Payout
						Market	Number of	Value of
	Option Awards				Number of	Value of	Unearned	Unearned
	Number of	Number of			Shares or	Shares or	Shares,	Shares,
	Securities	Securities			Units of	Units of	Units or	Units or
	Underlying	Underlying	Option		Stock	Stock	Other Rights	Other Rights
	Unexercised	Unexercised	Exercise	Option	That Have	That Have	That Have	That Have
	Options	Options(1)	Price	Expiration	Not Vested	Not Vested	Not Vested	Not Vested
Name	(# Exer)	(# Unexer)	($)	Date	(1) (2) (#)	(3) ($)	(1) (4) (#)	(3) ($)

Ms. Schaefer	—	—	—	—	329,487	859,961	156,647	408,849
Mr. Calder	—	—	—	—	135,067	352,525	73,103	190,799
Mr. Black	—	—	—	—	73,144	190,906	44,645	116,523
Mr. Lombardo	—	—	—	—	21,000	54,810	19,905	51,952
Mr. Schroeder	—	—	—	—	15,000	39,150	19,227	50,182

(1)	The following table shows the vesting dates of the outstanding Stock Awards that were unvested as of December 31, 2010:

	Vesting	Amounts Vesting (#)
Award Type	Date	Ms. Schaefer	Mr. Calder	Mr. Black	Mr. Lombardo	Mr. Schroeder

Stock	1/1/11	34,811	16,245	11,921	6,635	6,409
Stock	4/1/11	—	—	7,500	5,500	5,000
Stock	8/8/11	—	—	—	1,000	—
Stock	12/31/11	207,650	78,211	9,921	6,635	6,409
Stock	4/1/12	—	—	7,500	5,500	5,000
Stock	12/31/12	139,242	64,980	39,684	6,635	6,409
Stock	4/1/13	—	—	6,500	5,000	3,000
Stock	12/31/13	104,431	48,734	29,763	—	—
Stock	4/1/14	—	—	5,000	4,000	2,000

(2)	Shares represent grants or shares earned under the company’s AEG and MYPEG programs that are no longer subject to performance-based vesting but are subject to time-based vesting.
(3)	The Market Value is based on the closing price of our common stock on NASDAQ on December 31, 2010, which was $2.61.
(4)	AEG and MYPEG awards are presented at the threshold performance level.

OPTION EXERCISES AND STOCK VESTED FOR 2010

The following table provides information for the NEOs on stock awards that vested during 2010 including (1) the number of shares acquired upon exercise of option awards and the value realized and (2) the number of shares acquired upon the vesting of restricted stock awards and the value realized. The value realized on exercise is based upon the closing market price of our common stock on the day of exercise of the shares underlying the options. The value realized on vesting is based upon the closing stock price of our common stock on the vesting date.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)

Ms. Schaefer	—	—	354,132	943,297
Mr. Calder	—	—	129,065	343,676
Mr. Black	—	—	9,500	29,690
Mr. Lombardo	—	—	6,500	20,130
Mr. Schroeder	—	—	5,000	16,300

PENSION BENEFITS FOR 2010

We do not maintain a defined benefit pension plan or supplemental pension plan for our NEOs.

NONQUALIFIED DEFERRED COMPENSATION FOR 2010

The following table discloses contributions, earnings, balances and distributions for our NEOs under our nonqualified deferred compensation plan for 2010.

			Aggregate		Aggregate
	Executive	Registrant	Earnings	Aggregate	Balance
	Contributions	Contributions	in Last FY	Withdrawals/	at Last FYE
Name	in Last FY ($)	in Last FY ($)	(1) ($)	Distributions ($)	(2) ($)

Ms. Schaefer	21,923	47,023	50,305	—	302,285
Mr. Calder	15,385	34,042	15,113	—	264,234
Mr. Black	12,730	25,039	13,936	—	110,213
Mr. Lombardo	7,542	15,369	13,884	—	118,252
Mr. Schroeder	10,928	22,931	4,969	—	140,746

(1)	The values in this column include aggregate notional earnings during 2010 of each NEO’s account in the deferred compensation plan. Aggregate notional earnings in this table are not reported in the Summary Compensation Table because they are based on market rates that are determined by reference to available benchmark investment alternatives offered under the deferred compensation plan.

(2)	This column includes amounts of each NEO’s total deferred compensation plan account as of December 31, 2010. The following table reports the portion of the Aggregate Balance that was reported as base salary and bonus compensation in the Summary Compensation Tables in our prior year proxies.

Amounts that were
Reported as
Compensation in
Name	Prior Year Proxies ($)

Ms. Schaefer	87,138
Mr. Calder	270,901
Mr. Black	17,181
Mr. Lombardo	7,385
Mr. Schroeder	50,260

Narrative to the Nonqualified Deferred Compensation Table

Accounts in the deferred compensation plan are credited with notional earnings based on the market rate of return of the available benchmark investment alternatives offered under the plan. The benchmark investment alternatives are indexed to traded mutual funds or our common stock, and each NEO may elect among the investment alternatives in increments of 1% of his or her account. The executive may make daily changes in his or her investment election for future deferrals, and may make monthly transfers of balances between the available investment alternatives. In 2010, the benchmark investments and their respective notional annual rates of return in the deferred compensation plan were as follows:

2010 Annual
Benchmark Investment (Ticker Symbol)	Rate of Return (%)

Artisan International (ARTIX)	5.9
Baron Growth (BGRFX)	24.0
Columbia Small Cap Value I Z (CSCZX)	26.1
Dodge & Cox Stock Fund (DODGX)	13.5
Growth Fund of America (GFAFX)	12.3
PIMCO All Asset (PASAX)	13.1
PIMCO Total Return Fund (PTTRX)	8.8
Vanguard Mid-Cap Index (VIMSX)	25.5
Vanguard S&P 500 Index (VFINX)	14.9
Great Wolf Resorts, Inc. common stock (WOLF)	10.1

Earnings on deferred amounts solely represent appreciation (depreciation) of the market value of the available benchmark investment alternatives offered in the plan. We do not provide for a minimum return or guarantee a minimum payout amount for deferred amounts. Amounts held in the deferred compensation plan are “at risk” investments.

Executives may receive a distribution of the vested portion of their deferred compensation plan accounts upon termination of employment (including retirement or disability) or, in the case of deferrals by the executive (and related notional earnings), upon a specified future date while still employed, as elected by the executive (an “in-service distribution”). Each year’s deferrals may have a separate distribution election. Distributions payable upon termination of employment may be elected as a (i) a lump sum cash payment or (ii) a series of annual cash installments payable over five years. In-service distributions may be elected by the executive as a single lump sum cash payment beginning not earlier than the third calendar year following the calendar year of the deferral. When the executive is a “key employee” for purposes of Section 409A of the Internal Revenue Code, any distribution payable on account of termination of employment will not occur during the six months following termination of employment. Typically, our NEOs are key employees.

POTENTIAL PAYMENT UPON TERMINATION OR CHANGE OF CONTROL FOR 2010

Our NEOs are eligible to receive certain termination and/or change in control payments and acceleration rights under certain of the compensation arrangements that they hold with us. These payments and acceleration rights are contained within the executive officers’ employment agreements, employee stock option stock grant agreements, and deferred compensation plan agreement.

Employment Agreements

As noted previously, we have entered into employment agreements with certain of our NEOs. The agreements cover the additional payments that would be due to these individuals in the following scenarios:

•	Termination of employment by us:

•	In the event of death,

•	In the event of disability,

•	For cause,

•	Without cause, or

•	Due to non-renewal of an employment contract.

•	Termination of employment by the executive:

•	As a voluntary termination,

•	For good reason or

•	Due to non-renewal of an employment contract.

The terms are substantially identical in each of the agreements for Ms. Schaefer and Messrs. Calder and Schroeder. The terms of Mr. Black’s agreement provides for payments only in the event of a termination by us after a change in control of the company.

We do not believe that we should pay our applicable NEOs any incremental compensation upon termination when the termination is by either choice or due to conduct that is potentially detrimental to our company. Thus, we do not provide any of our NEOs any incremental severance benefits other than any amounts already earned and accrued at the date of termination if the termination is voluntary (unless for good reason) or for cause.

In the event of a termination by us without cause or by the executive for good reason, we provide severance benefits under certain NEOs’ employment agreements, as described more fully below. These amounts reflect our belief that it is difficult for senior managers to find comparable employment opportunities in a short period of time, particularly after experiencing a termination that was beyond their control.

Termination Events

Severance payments under the above termination event scenarios for Ms. Schaefer and Messrs. Calder and Schroeder are summarized below.

•	Death or Disability. The NEO would be entitled to receive base salary and annual bonus, if any, which were due and payable on the date the executive’s employment terminated.

•	For Cause. The NEO would be entitled to receive base salary and annual bonus, if any, which were due and payable on the date the executive’s employment was terminated for cause. Termination for “cause” is a termination due to:

•	The executive being convicted of, pleading guilty to, or confessing or otherwise admitting to any felony or any act of fraud, misappropriation or embezzlement;

•	An act or omission by the executive involving malfeasance or gross negligence in the performance of the executive’s duties and responsibilities to the material detriment of our company;

•	The executive breaching affirmative or negative covenants or undertakings described in the employment agreement, such as the agreement’s non-compete provisions; or

•	The executive violating our code of conduct if the consequence of such violation ordinarily would be a termination of their employment by us.

A finding of cause is subject to advance notice to the executive and an executive’s opportunity to cure the act or failure to act.

•	Without cause. The NEO would be entitled to receive, in lump sum payments:

•	An amount equal to 100% of their then-current annual base salary and most recently paid annual bonus; and

•	An amount equal to 36 times our monthly contribution on behalf of the executive under health and welfare plans in which the executive participates.

In the event of a termination by us without cause within 180 days prior to, or 18 months following, a change of control, then the multipliers for the severance benefits described above are increased to 200%. A change of control means the occurrence of any of the following events:

•	Any person or group acquires 30% or more of our stock;

•	The majority of the members of our Board of Directors changes in any two-year period;

•	A merger or sale of our company to another company or any sale or disposition of 50% or more of our assets or business; or

•	A merger or consolidation where our stockholders hold 60% or less of the voting power to vote for members of the Board of Directors of the new entity.

•	Non-renewal of employment agreement by company. The NEO would be entitled to receive the same benefits as for a termination without cause as described above.

•	Voluntary. The NEO would be entitled to receive base salary and annual bonus, if any, which were due and payable on the date the executive’s employment terminated.

•	Good Reason. Termination by the executive for “good reason” is a termination due to:

•	A material reduction or, after a change of control, any reduction in the executive’s base salary or a material reduction in the executive’s opportunity to receive any annual bonus and stock option grants;

•	A material reduction in the scope, importance or prestige of the executive’s duties, responsibilities or powers at the company or the executive’s reporting relationships within the company;

•	Transferring the executive’s primary work site from the executive’s primary work site on the date the employment agreement was signed;

•	After a change of control, a change in the executive’s job title or employee benefit plans, programs and policies; or

•	A material breach or, after a change of control, any breach of the employment agreement.

In the event of one of these termination events for good reason, subject to the company’s opportunity to cure the good reason, the NEO would be entitled to receive the same benefits as for a termination without cause as described above.

•	Non-renewal of employment agreement by the executive. The NEO would be entitled to receive base salary and annual bonus, if any, which were due and payable on the date the executive’s employment terminated.

Severance payments under the above termination scenarios for Mr. Black are summarized below:

•	Death or Disability, For Cause, Non-renewal of employment agreement by the company, Voluntary and Non-renewal of employment agreement by the executive. Mr. Black would be entitled to receive base salary and annual bonus, if any, which were due and payable on the date his employment terminated.

•	Without cause. Mr. Black would be entitled to receive base salary and annual bonus, if any, which were due and payable on the date his employment terminated.

•	Good Reason. In the event of a termination by Mr. Black for good reason or by the company within 180 days prior to, or 18 months following a change of control, Mr. Black would be entitled to receive, in lump sum payments:

•	An amount equal to 200% of his then-current annual base salary and most recently paid annual bonus; and

•	An amount equal to 36 times our monthly contribution on behalf of the executive under health and welfare plans in which the executive participates.

Severance payments under the above termination scenarios for Mr. Lombardo are summarized below:

•	Death or Disability, For Cause, Non-renewal of employment agreement by the company, Voluntary and Non-renewal of employment agreement by the executive. Mr. Lombardo would be entitled to receive base salary and annual bonus, if any, which were due and payable on the date his employment terminated.

•	Without cause. Mr. Lombardo would be entitled to receive base salary and annual bonus, if any, which were due and payable on the date his employment terminated. In the event of a termination by the company within 12 months following a change of control, Mr. Lombardo would be entitled to receive in a lump sum payment an amount equal to 100% of his then-current annual base salary.

Conditions to Receive Payment

The covenants within the employment agreements include various non-compete and non-solicitation provisions following a termination event, including the prohibition for a one-year period from:

•	Competing with us within 50 miles of a location where we conduct or are planning to conduct our business;

•	Inducing or attempting to induce any customers or potential customers in order for the executive to compete with us; or

•	Hiring or attempting to hire our employees.

In addition, the employment agreements prohibit the executive from using confidential information (meaning any secret, confidential or proprietary information possessed by the company relating to their businesses) that has not become generally available to the public.

Summary of Payments Due Under Different Termination Events

Assuming a December 31, 2010 termination event by the executive or the company, including before or after a change in control as described above, payments would be as follows:

			Health and	Excise Tax
			Welfare	Gross-Up
	Salary Due	Bonus Due	Payment	Payment	Total Due
Name/Termination Event	($)	($)	($)	($)	($)

Ms. Schaefer
- Death, disability, termination for cause, voluntary termination, non-renewal by executive	—	—	—	—	—
- Termination without cause, for good reason or non-renewal by company (all assuming no change of control)	550,000	558,300	32,075	—	1,140,375
- Termination without cause, for good reason or non-renewal by company (all assuming a change of control)	1,100,000	1,116,600	32,075	1,707,554	3,956,229
Mr. Calder
- Death, disability, termination for cause, voluntary termination, non-renewal by executive	—	—	—	—	—
- Termination without cause, for good reason or non-renewal by company (all assuming no change of control)	385,000	337,163	21,108	—	743,271
- Termination without cause, for good reason or non-renewal by company (all assuming a change of control)	770,000	674,326	21,108	909,526	2,374,960
Mr. Black
- Death, disability, termination for cause, voluntary termination, non-renewal by executive	—	—	—	—	—
- Termination without cause, for good reason or non-renewal by company (all assuming no change of control)	—	—	—	—	—
- Termination without cause, for good reason or non-renewal by company (all assuming a change of control)	627,000	427,500	32,075	648,230	1,734,805

			Health and	Excise Tax
			Welfare	Gross-Up
	Salary Due	Bonus Due	Payment	Payment	Total Due
Name/Termination Event	($)	($)	($)	($)	($)

Mr. Lombardo
- Death, disability, termination for cause, voluntary termination, non-renewal by executive	—	—	—	—	—
- Termination without cause, for good reason or non-renewal by company (all assuming no change of control)	—	—	—	—	—
- Termination without cause, for good reason or non-renewal by company (all assuming a change of control)	188,700	—	—	—	188,700
Mr. Schroeder
- Death, disability, termination for cause, voluntary termination, non-renewal by executive	—	—	—	—	—
- Termination without cause, for good reason or non-renewal by company (all assuming no change of control)	273,400	80,000	30,959	—	384,359
- Termination without cause, for good reason or non-renewal by company (all assuming a change of control)	546,800	160,000	30,959	323,392	1,061,151

Stock Option Agreements

We have granted certain of the NEOs stock options pursuant to individual option agreements. Stock options are subject to vesting ratably over a three-year period from the date of grant. These stock options are, however, subject to accelerated vesting under these termination event scenarios:

•	Termination of the executive’s employment by the company without cause and

•	Termination of the executive’s employment by the executive for good reason.

The definitions of “cause” and “good reason” are the same as described in the section captioned “Employment Agreements” above.

If one of these termination events occurred, all of the NEO’s unvested stock options will be considered vested. As of December 31, 2010, all stock options held by our NEOs had been cancelled. As a result, assuming we experienced one of the termination event scenarios described above on December 31, 2010, none of our NEOs would realize any additional market value related to stock options.

Awards Under Stock Grant Agreements, Annual Equity Grants and Multi-Year Program Equity Grants

We have granted certain of the NEOs shares of our common stock pursuant to individual grant certificates. These grants provide for an accelerated vesting of all unvested shares in the event, within 180 days prior to, or 18 months following, a change of control, of either:

•	A termination by us without cause or

•	An executive’s resignation for good reason.

Assuming we experienced either of those termination events on December 31, 2010, the market value realized on the accelerated stock grants for each of our NEOs would be as follows:

	Shares With
	Vesting	Value Realized
	Accelerated	on Vesting
Name	(#)	(1) ($)

Ms. Schaefer	172,841	451,115
Mr. Calder	61,966	161,732
Mr. Black	28,500	74,385
Mr. Lombardo	21,000	54,810
Mr. Schroeder	15,000	39,150

(1)	The value realized is based on the closing price of our common stock on NASDAQ on December 31, 2010, which was $2.61.

Also, the vesting of awards under the 2010 AEGs and MYPEGs described in the Compensation Discussion and Analysis above are affected by certain termination events as summarized in the charts below:

Termination Scenario
Termination Without
Cause (by Company),
Termination For Good
Reason (by Executive),
Type of AEG Shares Granted	Death or Disability	Change in Control

Relative Common Stock Performance Shares	Participants would be entitled to a pro-rated amount of award, based upon the performance up until the time of the triggering termination event.	Participants would be entitled to the greater of (a) shares at a Target level of performance or (b) shares based upon the performance up until the time of the termination triggering event.
Individual / Departmental Performance Goal Shares	All shares are forfeited.

Termination Scenario
Termination Without
Cause (by Company),
Termination For Good
Reason (by Executive),
Type of MYPEG Shares Granted	Death or Disability	Change in Control

Relative Common Stock Performance Shares	From the program start (1/01/10) until 24 months (12/31/11), participants would be entitled to a pro-rated amount of awards, based upon the performance up until the time of the triggering termination event.
Absolute Common Stock Performance Shares	If more than 24 months of the program has elapsed, the performance achievements would be assessed, projected out for the balance of the plan, and the corresponding number of awards would be awarded (deemed “earned”) had the program lasted the full 36 months.
Time-Based Shares	All shares granted vest immediately.

Assuming we experienced one of the termination events described above on December 31, 2010, the additional market value realized on the accelerated stock grants for each of our NEOs would have been as follows:

	Termination Scenario
	Termination Without Cause (by
	Company), Termination For Good
	Reason (by Executive), Death or
	Disability(1)	Change in Control(1)
Name/Grant	($)	($)

Ms. Schaefer:
AEGs	—	545,127
MYPEGs	481,330	481,330
Mr. Black:
AEGs	—	155,360
MYPEGs	137,171	137,171
Mr. Calder:
AEGs	—	254,391
MYPEGs	224,606	224,606
Mr. Lombardo — AEGs	—	103,907
Mr. Schroeder — AEGs	—	100,263

(1)	The value realized is based on the closing price of our common stock on NASDAQ on December 31, 2010, which was $2.61.

Deferred Compensation Plan

Under the deferred compensation plan (see the Compensation Discussion and Analysis — Non-Qualified Deferred Compensation Plan above for more information on this plan), all of an NEO’s company matching and profit-sharing contributions from the company are subject to accelerated vesting upon the following termination events:

•	A change of control of the company or

•	The NEO’s death or disability.

The “change of control” provisions within the deferred compensation plan are equally applicable to all participants within the plan.

Assuming a change in control or an executive’s death or disability under the deferred compensation plan at December 31, 2010, the market value to the applicable executive would be equal to the aggregate balances at fiscal year end as presented in the Non-Qualified Deferred Compensation table on page 37.

DIRECTOR COMPENSATION

The following table shows the compensation for services in fiscal 2010 for our non-employee directors. Our officers who serve as directors are not paid for their service as directors.

	Fees
	Earned or	Stock	Option
	Paid in	Awards	Awards	Total
Name	Cash ($)	(1)(2)(3)($)	(1)(2)(3)($)	($)

Joseph Vittoria	93,431	55,650	—	149,081
Elan Blutinger	41,653	73,498	—	115,151
Randy Churchey	32,341	96,077	—	128,418
Edward Rensi	55,931	55,650	—	111,581
Howard Silver	69,681	55,650	—	125,331

(1)	The value reported for Stock Awards and Option Awards for each individual is the fair value of the full grant received as of the grant date. The assumptions for making the valuation determinations are set forth in the footnote or footnote sections to our financial statements captioned “Stock Based Compensation” or “Share-Based Compensation” in our consolidated financial statements.

(2)	The following table shows the number of outstanding Stock Awards and Option Awards held by each non-employee director as of December 31, 2010:

	Stock Awards		Option Awards
	Vested	Unvested	Vested	Unvested
Name	(#)	(#)	(#)	(#)

Mr. Vittoria	31,243	38,824	—	—
Mr. Blutinger	35,580	38,824	—	—
Mr. Churchey	61,947	37,084	—	—
Mr. Rensi	24,529	38,824	—	—
Mr. Silver	31,336	38,824	—	—

The following table shows the vesting dates of the outstanding Stock Awards and Option Awards that were unvested as of December 31, 2010:

	Vesting
Award Type	Date	Mr. Vittoria	Mr. Blutinger	Mr. Churchey	Mr. Rensi	Mr. Silver

Stock	5/26/11	5,573	5,573	5,573	5,573	5,573
Stock	5/28/11	2,610	2,610	870	2,610	2,610
Stock	6/8/11	8,356	8,356	8,356	8,356	8,356
Stock	5/26/12	5,573	5,573	5,573	5,573	5,573
Stock	6/8/12	8,356	8,356	8,356	8,356	8,356
Stock	6/8/13	8,356	8,356	8,356	8,356	8,356

(3)	The following table details the grants of Stock Awards and Option Awards to directors during 2010:

						Grant Date
						Fair Value of
	Grant		Grant	Stock	Option	Stock and
Name	Type		Date	Awards (#)	Awards (#)	Option Awards ($)

Mr. Vittoria	(B	)	6/8/10	25,068	—	55,650
Mr. Blutinger	(B	)	6/8/10	25,068	—	55,650
	(A	)	7/1/10	8,879	—	17,847
Mr. Churchey	(A	)	1/4/10	7,574	—	19,844
	(B	)	6/8/10	25,068	—	55,650
	(A	)	7/1/10	10,240	—	20,582
Mr. Rensi	(B	)	6/8/10	25,068	—	55,650
Mr. Silver	(B	)	6/8/10	25,068	—	55,650

Items marked (A) in the table above represent shares of our common stock that a director elected to receive in lieu of cash payment for director compensation in 2010. Items marked (B) in the table above represent the annual equity grant amount received as director compensation for 2010. For additional information on these components of director compensation, see the Narrative to the Director Compensation Table below.

The grant date fair value is the value of Stock Awards granted in 2010, disregarding that we recognize the value of the awards for financial reporting purposes over the service period of the awards.

Narrative to the Director Compensation Table

For 2010, the Compensation Committee used as a reference tool the compensation recommendations for directors that had been developed for 2010 by FPL Associates Compensation, an independent compensation consultant. For 2010, the Compensation Committee had engaged FPL to assist the Compensation Committee in determining appropriate fiscal year 2010 compensation for our directors. FPL made recommendations to the Compensation Committee of appropriate levels and components of compensation for our directors, based upon a study of a competitive peer group of 11 public companies that compete with us for talent, investment dollars and/or business. That peer group included primarily companies that are focused on operating within the public consumer/leisure sector as the foundation for our compensation practices. Those peer group companies are ones considered to appeal to family-based, consumer leisure activities, including resorts/timeshares, gaming/entertainment and amusement parks. The peer group consisted of the following companies:

Cedar Fair, L.P.	Silverleaf Resorts, Inc.
Gaylord Entertainment Company, Inc.	Six Flags, Inc.
LaSalle Hotel Properties, Inc.	Steiner Leisure Limited
The Marcus Corporation	Strategic Hotels & Resorts, Inc.
Red Lion Hotels Corporation	Vail Resorts, Inc.
Royal Caribbean Cruises, Ltd.

Utilizing this process and benchmarking data supplied by FPL, the Compensation Committee approved director compensation for 2010 as follows:

•	Each of our non-employee directors received an annual retainer fee of $47,250 (increased to $49,612 as of June 7, 2010) for services as a director. Also, our chairman received an additional annual fee of $25,000.

•	The chair of the audit committee received an additional annual fee of $17,500, and the chair of each other committee received an additional annual fee of $7,500.

•	Each member of the audit committee other than the chair received an additional annual fee of $12,500, and each member of each other committee other than the chairs received an additional annual fee of $3,750.

•	Directors who are employees of our company or our subsidiaries did not receive compensation for their services as directors.

•	Each independent director who is initially elected to our Board of Directors received 2,500 nonvested shares of our common stock. The shares granted to new independent directors vest in thirds over a three-year period, beginning on the first anniversary of the date of the grant of the shares, subject to accelerated vesting only upon a change of control or if the director is removed from or is not nominated to stand for reelection to the Board of Directors.

•	Independent directors received an equity amount of $55,650 in shares of our restricted common stock on June 8, 2010, the date of our 2010 annual meeting of our stockholders. These shares granted to independent directors vest in thirds over a three-year period, beginning on the first anniversary of the date of the grant of the shares, subject to accelerated vesting only upon a change of control or if the director is removed from or is not nominated to stand for reelection to the Board of Directors.

Also, as an incentive to increase our directors’ ownership of our common stock, in 2010 we offered our directors the opportunity to take some or all of the cash portion of their director compensation in shares of our common stock in lieu of cash. Shares issued under this shares-in-lieu-of-cash option are 100% vested when issued. If a director elected to receive shares of our common stock in lieu of cash, he or she received shares having a market value equal to 125% of the cash they would have otherwise received. For example, if a director’s cash compensation amount would have been $10,000 and they elected this shares-in-lieu-of-cash option for the entire amount of their cash compensation, he or she would receive $12,500 of shares.

We reimburse directors for travel expenses to our board meetings and other out-of-pocket expenses they incur when attending meetings or conducting their duties as directors of our company.

2010 Stock Option Cancellations

In 2010, we entered into stock option cancellation agreements with our directors, pursuant to which these individuals surrendered and cancelled certain previously granted stock options to purchase shares of our common stock in order to make additional shares available under our 2004 Incentive Stock Plan for future equity grants to our personnel. Pursuant to the terms of the cancellation agreements, we and each of these individuals acknowledged and agreed that the surrender and cancellation of the cancelled options was without any expectation to receive, and was without any obligation on our part to pay or grant, any cash, equity awards or other consideration presently or in the future in regard to the cancellation of the cancelled options. The cancelled options that were surrendered had exercise prices that ranged from $13.18 to $21.80 per share. The aggregate number of shares underlying the cancelled options held by each of our directors surrendering the cancelled options was as follows:

Shares Underlying Cancelled
Options
Name	(#)

Mr. Vittoria	7,500
Mr. Blutinger	12,500
Mr. Churchey	12,500
Mr. Rensi	7,500
Mr. Silver	12,500

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION ON
COMPENSATION DECISIONS

In 2010 the Compensation committee was comprised of Messrs. Rensi, Silver and Vittoria. No member of the Compensation Committee was at any time during fiscal 2010 or at any other time an officer or employee of the company, while serving on the Committee. No member had any relationship with the company requiring disclosure as a related-party transaction in the section “Certain Relationships and Related Transactions.” In addition, no executive officer of the company has served on the Board of Directors or Compensation Committee of another entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee during fiscal 2010.

REPORT OF THE AUDIT COMMITTEE

Our Audit Committee’s primary function is to assist the Board of Directors in fulfilling certain of the Board’s oversight responsibilities to our stockholders by reviewing the financial reports and other financial information provided by our company to any governmental body (including the SEC) or the public; our company’s internal control systems regarding finance, accounting, legal compliance and ethics that management and the Board of Directors have established; and our company’s auditing, accounting and financial reporting processes in general. Our Audit Committee is entirely composed of directors who meet the SEC’s and NASDAQ’s independence and experience requirements for audit committee membership.

We have met with our independent auditors and management to discuss the respective duties and responsibilities set forth under our Audit Committee’s charter.

Management is primarily responsible for the financial statements and the reporting process, including our company’s system of internal control over financial reporting. The company’s independent auditors are responsible for performing an independent audit of our financial statements in conformity with generally accepted accounting principles and are ultimately accountable to our committee and to the Board of Directors.

Our Audit Committee has reviewed the audited financial statements in our company’s Annual Report on Form 10-K for 2010 with management, including discussion of the quality of the accounting principles, the reasonableness of significant judgments, and the clarity of financial statement disclosures, and we have reviewed and discussed these financial statements with the independent auditors.

We have also reviewed with the independent auditors their judgments as to the quality of our company’s accounting principles and such other matters as are required to be discussed with our committee under generally accepted auditing standards. In addition, our committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Our committee has also received the written disclosures and the letter from our independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we have discussed with the independent auditors all significant relationships they have with our company to ensure their independence from our company.

We relied on the reviews and discussions referred to above. Based on this reliance, we have recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in our company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.

Our Audit Committee:

Howard Silver (Chairman)
Randy Churchey
Joseph Vittoria

April 15, 2011

The Compensation Committee and Audit Committee reports included in this proxy statement shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Grant Thornton, LLP served as our registered independent public accountants and auditors in 2010 and will continue to serve as our auditors for our fiscal year ending December 31, 2010, unless this is changed by action of our Audit Committee.

Fees

During the years ended 2010 and 2009, we retained Grant Thornton to provide services in the following categories and amounts:

	Fees Billed
Grant Thornton	2010		2009

Audit fees	$362,072	(1)	$409,071	(1)
Audit-related fees	$—		$3,350	(2)
Tax fees	$—		$—
All other fees	$85,200	(3)	$52,500	(3)
Total Fees	$447,272		$464,921

(1)	Amount consists of (a) $294,072 and $346,071 for the audit of our financial statements for the year ended December 31, 2010 and 2009, respectively and (b) $68,000 and $63,000 for quarterly reviews of our financial statements for the years ended December 31, 2010 and 2009.

(2)	Amount relates to supplemental schedules and review of our proxy for the year ended December 31, 2008.

(3)	Amount relates to review of 8-Ks, actual and proposed SEC filings and SEC comment letters.

Our Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent auditors. Unless a type of service to be provided by the independent auditors has received general pre-approval, it will require specific pre-approval by our Audit Committee. Any proposed services exceeding pre-approved cost levels also will require specific pre-approval by our Audit Committee.

Our Audit Committee’s pre-approval procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of audit and non-audit services that are recurring in nature and therefore anticipated at the time the budget is submitted. For pre-approval, our Audit Committee considers whether these services are consistent with the SEC’s rules on auditor independence. Our Audit Committee may delegate pre-approval authority to the chairman of our Audit Committee. All audit fees, audit-related fees, tax fees and other fees listed above were approved by the Audit Committee.

Our Audit Committee has designated the Chief Financial Officer to monitor the performance of the services provided by the independent auditors and to determine whether these services are in compliance with the pre-approval policy.

OTHER MATTERS

Annual Report on Form 10-K

The Company has filed an Annual Report on Form 10-K with the Securities and Exchange Commission for the year ended December 31, 2010. Pursuant to the rules of the Securities and Exchange Commission, services that deliver the Company’s communications to stockholders who hold their shares through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of the Company’s 2010 Annual Report on Form 10-K and this proxy statement. Upon written or oral request, the Company will promptly deliver a separate copy of the Company’s 2010 Annual Report on Form 10-K and/or this proxy statement to any stockholder at a shared address to which a single copy of each document was delivered. Stockholders may notify the Company of their requests by writing or calling Great Wolf Resorts, Inc., Attention: Investor Relations, 525 Junction Road, Madison, Wisconsin 53717, telephone (608) 662-4700.

Our Board of Directors currently does not intend to bring before our annual meeting any matter other than the election of directors and the ratification of the appointment of our auditors, as specified in the notice to stockholders, and our Board of Directors has no knowledge of any other matters to be brought before our annual meeting. If any other matters requiring a vote of our stockholders are properly brought before our annual meeting, the enclosed proxies will be voted on such matters in accordance with the judgment of the persons named as proxies in those proxies, or their substitutes, present and acting at the meeting.

We will provide to each record holder or beneficial owner of our common stock entitled to vote at our annual meeting, on written request to James A. Calder, our CFO and Corporate Secretary, at 525 Junction Road, Suite 6000 South, Madison, Wisconsin 53717, telephone (608) 662-4700, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, including the financial statements and financial statement schedules filed with the SEC.

Copies of our Securities Exchange Act reports and filings are available by hyperlink on our Web site, at greatwolf.com. Paper copies of such reports and filings are also available, free of charge, upon request to our Secretary at our address provided in the preceding paragraph.

Stockholder Proposals for Our 2012 Proxy Materials or Annual Meeting

To be considered timely for inclusion in next year’s proxy statement, stockholder proposals must be received at our executive offices no later than the close of business on February 6, 2012. Proposals should be addressed c/o Great Wolf Resorts, Inc., 525 Junction Road, Suite 6000 South, Madison, Wisconsin 53717 Attn: Corporate Secretary. We will determine whether we will oppose inclusion of any proposal in our proxy statement and form of proxy on a case-by-case basis in accordance with our judgment and the regulations governing the solicitation of proxies and other relevant regulations of the SEC. We will not consider proposals received after February 6, 2012 for inclusion in our proxy materials.

For any proposal that is not intended to be included in our proxy materials, but is instead sought to be presented directly at our 2012 Annual Meeting, our Amended and Restated Bylaws require that such proposal be received at our executive offices located at the address listed above no later than the close of business on February 6, 2012.

In order for a stockholder to nominate a candidate for Director, timely notice of the nomination must be received by the company in advance of the meeting. Ordinarily, such notice must be received not less than 120 days before the first anniversary of the date of the company’s the last annual meeting (that is, February 6, 2012 for the 2012 Annual Meeting of stockholders).

BY ORDER OF THE BOARD OF DIRECTORS:

JAMES A. CALDER, Secretary

April 20, 2011

REVOCABLE PROXY
GREAT WOLF RESORTS, INC.,
ANNUAL MEETING OF SHAREHOLDERS
June 6, 2011
4:00 p.m.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The shareholder of record hereby appoints Alexander P. Lombardo and James A. Calder and either of them, with full power of substitution, as Proxies for the shareholder, to attend the Annual Meeting of the Shareholders of Great Wolf Resorts, Inc. (the “Company”), to be held at the Hilton Chicago O’Hare, 10000 W. O’Hare, Chicago, IL 60666 on Monday, June 6, 2011 at 4:00 p.m., local time, and any adjournments thereof, and to vote all shares of the common stock of the Company that the shareholder is entitled to vote upon each of the matters referred to in this Proxy and, at their discretion, upon such other matters as may properly come before this meeting.
     This Proxy, when properly executed, will be voted in the manner directed herein by the shareholder of record. If no direction is made, this Proxy will be voted FOR Proposals 1, 2 and 3 and ONE YEAR for Proposal 4.
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED
POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA
THE INTERNET OR BY TELEPHONE.
(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE
GREAT WOLF RESORTS, INC. — ANNUAL MEETING, JUNE 6, 2011
YOUR VOTE IS IMPORTANT!
Proxy Materials are available on-line at:

http://www.cfpproxy.com/6676
You can vote in one of three ways:
1.	Call toll free 1-888-216-1316 on a Touch-Tone Phone. There is NO CHARGE to you for this call.
or
2.	Via the Internet at https://www.proxyvotenow.com/wolf and follow the instructions.
or
3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.
PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS
6676

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY GREAT WOLF RESORTS, INC.	Annual Meeting of Shareholders JUNE 6, 2011

			With-	For All
		For	hold	Except
1.	Election of Directors Nominees:	☐	☐	☐

	(01) Elan J. Blutinger	(02) Randy L. Churchey	(03) Edward H. Rensi
	(04) Kimberly K. Schaefer	(05) Howard A. Silver	(06) Joseph V. Vittoria
INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.

The Board of Directors recommends a vote FOR all the nominees listed.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above	Co-holder (if any) sign above

	For	Against	Abstain
2. Ratification of Grant Thornton LLP as the company’s independent auditors for the fiscal year ending December 31, 2011.	☐	☐	☐

	For	Against	Abstain
3. Approve, on a non-binding advisory basis, a resolution approving executive compensation.	☐	☐	☐

One Year	Two Years	Three Years	Abstain
4. Select, on a non-binding advisory basis, the frequency of stockholder votes on executive compensation. ☐	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, AND 3 AND FOR A ONE YEAR FREQUENCY ON PROPOSAL 4.

      This Proxy, when properly executed, will be voted in the manner directed herein by the shareholder of record. If no direction is made, this Proxy will be voted FOR Proposals 1, 2 and 3 and for ONE YEAR for Proposal 4.

Any such matters as may properly come before the meeting, or any adjournments thereof.

Mark here if you plan to attend the meeting			☐

Mark here for address change and note change			☐

Note: Please sign exactly as your name appears on this Proxy.
If signing for estates, trusts, corporations or partnerships, title or capacity should be stated.
If shares are held jointly, each holder should sign.

IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW

      FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL
PROXY VOTING INSTRUCTIONS
Shareholders of record have three ways to vote:
1.  By Mail; or
2.  By Telephone (using a Touch-Tone Phone); or
3.  By Internet.
A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., June 6, 2011. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone
Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., June 6, 2011.

1-888-216-1316

Vote by Internet
anytime prior to
3 a.m., June 6, 2011 go to
https://www.proxyvotenow.com/wolf

Please note that the last vote received, whether by telephone, internet or by mail, will be the vote counted.

ON-LINE PROXY MATERIALS:

http://www.cfpproxy.com/6676

Your vote is important!

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY GREAT WOLF RESORTS, INC.

ANNUAL MEETING OF
SHAREHOLDERS JUNE 6, 2011
The shareholder of record hereby appoints Alexander P. Lombardo and James A. Calder and either of them, with full power of substitution, as Proxies for the shareholder, to attend the Annual Meeting of the Shareholders of Great Wolf Resorts, Inc. (the “Company”), to be held at the Hilton Chicago O’Hare, 10000 W. O’Hare, Chicago, IL 60666 on Monday, June 6, 2011 at 4:00 p.m., local time, and any adjournments thereof, and to vote all shares of the common stock of the Company that the shareholder is entitled to vote upon each of the matters referred to in this Proxy and, at their discretion, upon such other matters as may properly come before this meeting.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above		Co-holder (if any) sign above

		With-	For All
	For	hold	Except
1. Election of Directors Nominees:	☐	☐	☐

Elan J. Blutinger	Randy L. Churchey		Edward H. Rensi
Kimberly K. Schaefer	Howard A. Silver		Joseph V. Vittoria

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

		For	Against	Abstain
2. Ratification of Grant Thornton LLP as the company’s independent auditors for the fiscal year ending December 31, 2011.		☐	☐	☐

		For	Against	Abstain
3. Approve, on a non-binding advisory basis, a resolution approving executive compensation.		☐	☐	☐

	One	Two	Three
	Year	Years	Years	Abstain
4. Select, on a non-binding advisory basis, the frequency of stockholder votes on executive compensation.	☐	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, AND 3 AND FOR A ONE YEAR FREQUENCY ON PROPOSAL 4.

     This Proxy, when properly executed, will be voted in the manner directed herein by the shareholder of record. If no direction is made, this Proxy will be voted FOR Proposals 1, 2 and 3 and for ONE YEAR for Proposal 4.

Any such matters as may properly come before the meeting, or any adjournments thereof.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.				☐

     Detach above card, sign, date and mail in postage paid envelope provided.
GREAT WOLF RESORTS, INC.
PLEASE ACT PROMPTLY
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

PROXY MATERIALS ARE
AVAILABLE ON-LINE AT:
http://www.cfpproxy.com/6676

6676